EXHIBIT 10.29

SALE AGREEMENT

AMONG

SIRNA THERAPEUTICS, INC.,

SKINETICS BIOSCIENCES, INC.,

EACH OF THE SELLERS PARTY HERETO

AND

DAVID SHAW, AS SELLER AGENT

Dated as of October 12, 2004, as amended by Amendment No. 1, dated as of November 19,

2004 and by Amendment No. 2, dated as of December 6, 2004 [conformed copy]

i

(Continued)

(Continued)

(Continued)

Schedule 1.1*	Seller Share Ownership
Schedule 4.25*	Columbia License

Exhibits*

Exhibit A	Estimated Timeline
Exhibit B	Non-Competition Agreement
Exhibit C	Christiano Consulting Agreement
Exhibit D	Carroll Employment Agreement
Exhibit E	Payment for Purchase Price and Contingent Consideration
Exhibit F	Escrow Agreement
Exhibit G	Form of Investor Questionnaire
Exhibit H	Christiano Stock Restriction Agreement
Exhibit I	Carroll Stock Restriction Agreement
Exhibit J	Jahoda Stock Restriction Agreement
Exhibit K	Form of Parent Insider Trading Policy
Exhibit L	Form of Company Affiliate Agreement
Exhibit M	Form of Parent Officer’s Certificate
Exhibit N-1	Form of Company Officer’s Certificate
Exhibit N-2	Form of Seller Certificate
Exhibit O	Form of Invention Agreement
Exhibit P	Form of Settlement and Release Agreement
Exhibit Q	Research Plan
Exhibit R	Standard SAB Agreement

*	Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Sale Agreement have been omitted. Sirna Therapeutics, Inc. agrees to supplementally furnish such schedules upon request from the Securities and Exchange Commission.

TO

COMPANY DISCLOSURE SCHEDULE

Schedules*

Schedule 2.1	Qualification
Schedule 2.2	Capitalization of the Company
Schedule 2.3	Authority Relative to this Agreement
Schedule 2.4	Assets
Schedule 2.5	Approval
Schedule 2.6	No Default
Schedule 2.7	Liabilities
Schedule 2.9	Compliance
Schedule 2.10	Intellectual Property
Schedule 2.11	Contracts
Schedule 2.12	Interested Party Transactions
Schedule 2.13	Other Negotiations
Schedule 2.14	Banks and Brokerage Accounts
Schedule 2A.3	Consents and Approvals
Schedule 2A.6	Purchase Entirely for Own Account
Schedule 4.1	Conduct of Business of the Company
Schedule 4.20	Company Affiliate Agreements
Schedule 8.3	Notices

*	Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Sale Agreement have been omitted. Sirna Therapeutics, Inc. agrees to supplementally furnish such schedules upon request from the Securities and Exchange Commission.

v

TABLE OF DEFINED TERMS

Term	Cross Reference	Page
100% cap	Section 6.1(c)	37
20% cap	Section 6.1(a)	37
60% Limit	Section 1.10(b)	7
75% Limit	Section 1.10(a)(i)	6
Acquired Assets	Section 1.2(c)	2
Acquired Corporation	Article IX	46
Affiliate	Article IX	46
Agreement	Preamble	1
Ancillary Agreements	Article IX	46
Approvals	Article IX	46
Attaining Entity	Section 1.10(a)	6
Average Parent Common Stock Price	Section 1.5(b)	3
Best Efforts Effective Date	Section 4.6(d)	24
Business	Article IX	46
Business Day	Article IX	46
California Permit	Section 1.9	5
Capital Stock	Article IX	48
Carroll	Preamble	1
Carroll Employment Agreement	Preamble	1
Christiano	Preamble	1
Christiano Consulting Agreement	Preamble	1
Clinical IP	Article IX	48
Closing	Section 1.3	2
Closing Date	Section 1.3	2
Closing Shares	Section 1.5(b)	3
Columbia License	Section 4.25(a)	33
Columbia License Amount	Article IX	47
Company	Preamble	1
Company Affiliate Agreement	Section 4.20	31
Company affiliates	Section 4.20	31
Company Disclosure Schedule	Article II	9
Company IP	Article IX	47
Company Permits	Section 2.9	11
Company Products	Article IX	47
Company Registered IP	Article IX	47
Company Shares	Preamble	1
Company Transaction Expenses	Section 4.11	29
Competing Proposed Transaction	Section 4.2	21
Confidential Information	Section 4.10	28
Contingent Consideration	Section 1.10(a)	6
Contingent Payments	Section 1.10(a)	6
Contingent Shares	Section 1.10(a)	6
Contract	Section 2.11(a)	14
Deferral	Section 4.6(c)	22

TABLE OF DEFINED TERMS

(continued)

Term	Cross Reference	Page
Earnout Notice	Section 1.10(c)(i)(B)	8
Effective Period	Section 4.2	19
Escrow Agent	Article IX	47
Escrow Shares	Section 1.6	4
Excess Amount	Section 1.8(d)	5
Exchange Act	Section 3.3	18
Exchange Ratio	Section 1.5(b)	3
Experts	Section 1.8(a)	5
Fairness Hearing	Section 1.9	5
FDA	Article IX	47
FDC Act	Article IX	47
Field of Use	Article IX	47
Filing Date	Section 4.6(a)	21
Final Allocation	Section 1.5(c)	3
GLP	Article IX	49
GLP Toxicology Studies	Article IX	47
Governmental or Regulatory Authority	Section 2.5	10
In Vivo Efficacy	Section 4.13	29
In Vivo Efficacy Study	Preamble	1
Inbound Licenses	Section 2.10(f)	12
include	Article IX	49
including	Article IX	49
Income Tax	Article IX	49
IND	Article IX	49
Indemnified Party	Section 6.3	38
Indemnifying Party	Section 6.3	38
Initial Purchase Price	Section 1.5(b)	3
Intellectual Property	Article IX	48
Invention Agreement	Section 5.3(f)(iv)	35
Investor Questionnaire	Section 4.3(b)	22
Jahoda	Preamble	1
JAMS	Section 8.4	45
Know-How	Article IX	50
Knowledge	Article IX	48
known	Article IX	48
Lab	Preamble	1
Law	Article IX	50
Laws	Article IX	50
Lien	Article IX	49
Loss	Article IX	49
Material Adverse Effect	Article IX	49
Materials	Preamble	1
NDA	Article IX	51
NDA Submission Package	Article IX	51
Net Sales	Article IX	50

TABLE OF DEFINED TERMS

(continued)

Term	Cross Reference	Page
Net Sales Earnout	Section 1.10(b)	7
Net Sales Earnout Consideration	Section 1.10(b)	7
Net Sales Earnout Payments	Section 1.10(b)	7
Net Sales Earnout Shares	Section 1.10(b)	7
Non-Competition Agreement	Preamble	1
Notice of Objection	Section 1.10(c)(ii)	8
Outbound Licenses	Section 2.10(e)	12
Parent	Preamble	1
Parent Common Shares	Section 1.5(b)	3
Parent Insider Trading Policy	Section 4.14	30
Parent Paid Expenses	Preamble	1
Parent’s Proposed Allocation	Section 1.5(c)	3
Patent Rights	Article IX	50
Permit Application	Section 2.15	15
Person	Article IX	50
Phase II Trial	Article IX	50
Phase III Trial	Article IX	50
Product	Article IX	50
Purchase Price	Section 1.5	3
Qualifying Request	ARTICLE IX	52
Registrable Securities	Section 4.6(a)	23
Registration Statement	Section 4.6(a)	23
Release Agreement	Section 7.3(c)	41
Representatives	Section 2.16	15
Research Loan	Preamble	1
Research Plan	Article IX	52
Rights in Materials	Section 4.13(a)	31
SAB	Section 1.8(a)(i)	4
SEC	Section 2A.6(a)	16
SEC Documents	Section 3.6	17
Securities Act	Section 2.2	10
Seller Agent	Preamble	1
Seller’s Percentage	Section 1.5(a)	3
Seller’s Proposed Allocation	Section 1.5(c)	3
Sellers	Preamble	1
Share Termination Fee	Section 7.3(a)	41
Shares	Section 2A.6(a)	16
Shaw	Preamble	1
Shaw Note	Section 1.11	9
Sirna Enabled Data	Article IX	52
Standard SAB Agreement	Article IX	52
Stock Restriction Agreement	Section 4.12	29
Stockholder Expense Amount	Section 4.11	30
Subsidiaries	Article IX	51
Subsidiary	Article IX	51

TABLE OF DEFINED TERMS

(continued)

Term	Cross Reference	Page
Suspension Event	Section 4.7	28
Tax	Article IX	51
Tax Return	Article IX	51
Taxes	Article IX	51
Transaction Consideration	ARTICLE IX(qq)	53
Unreimbursed Losses	Article IX	51
Valid Claim	Article IX	53

SALE AGREEMENT

THIS SALE AGREEMENT (this “Agreement”), dated as of October 12, 2004, is by and among Skinetics Biosciences, Inc., a Delaware corporation (the “Company”), Sirna Therapeutics, Inc., a Delaware corporation (“Parent”), and Dr. Joseph Carroll (“Carroll”), Dr. Angela M. Christiano (“Christiano”), Dr. Colin Jahoda (“Jahoda”) and Mr. David Shaw (“Shaw”), each a natural person, collectively, as “Sellers”; and, solely with respect to Article VI and Article VIII, Shaw, as agent for the Sellers (in such capacity, the “Seller Agent”). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in Article IX.

WHEREAS, Parent desires to purchase, and Christiano, Carroll and Shaw desire to sell, all of the outstanding common stock, par value $0.001 per share, of the Company (the “Company Shares”);

WHEREAS, concurrently with execution of this Agreement, each Seller has executed and delivered to Parent a non-competition agreement (each, a “Non-Competition Agreement”) in the form attached hereto as Exhibit B;

WHEREAS, concurrently with the execution of this Agreement, Christiano has executed and delivered to Parent a consulting agreement between the Company and Christiano with an effective date as of the date hereof (the “Christiano Consulting Agreement”) in the form attached hereto as Exhibit C;

WHEREAS, concurrently with the execution of this Agreement, Carroll has executed and delivered to Parent an employment agreement with an effective date as of the date hereof (the “Carroll Employment Agreement”) attached hereto as Exhibit D;

WHEREAS, Parent has on and prior to the date hereof paid certain of the legal expenses incurred by the Company in connection with the transactions contemplated hereby in the aggregate amount of $100,000 (the “Parent Paid Expenses”);

WHEREAS, Parent has loaned the Company $190,000 (the “Research Loan”) for certain, among other things, In Vivo Efficacy research activities (the “InVivo Efficacy Study”) of the Company to take place at the Audubon research facility (the “Lab”), (ii) Parent agreed to provide to the Company certain siRNA reagents and formulation for use in such In Vivo Efficacy Study (the “Materials”) and (iii) Parent and the Company agreed to certain co-ownership rights with respect to the Sirna Enabled Data in certain circumstances, which rights are set forth in full herein; and

WHEREAS, in consideration of the Company Shares, the Non-Competition Agreements, and other instruments to be delivered pursuant to this Agreement and subject to terms and conditions set forth herein, Parent will make the payments to the Sellers described in Article I of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, and the Sellers hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Parent, and Parent shall purchase from each Seller all of such Seller’s right, title and interest in and to the number of Company Shares set forth next to each such Seller’s name on Schedule 1.1.

Section 1.2 Other Seller Deliveries. To the extent not previously delivered, at the Closing,

(a) each Seller will execute and deliver a:

(i) Non-Competition Agreement; and

(ii) Invention Agreement; and

(iii) Certificates or other incidences of ownership representing such Seller’s Company Shares endorsed over to Parent or accompanied by duly executed powers or similar instruments of transfer; and

(b) Christiano will execute and delivery the Christiano Consulting Agreement; and

(c) Carroll will execute and deliver the Carroll Employment Agreement.

The Company Shares, Non-Competition Agreements, Invention Agreements, Christiano Consulting Agreement and Carroll Employment Agreement are, collectively, the “Acquired Assets.”

Section 1.3 Closing. Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) will take place as promptly as reasonably practicable but no later than five (5) Business Days following satisfaction or waiver of the conditions set forth in ARTICLE V (other than conditions contemplated to be satisfied by the delivery of agreements, certificates or other instruments on the Closing Date), at the offices of O’Melveny & Myers, LLP, 2765 Sand Hill Road, Menlo Park, California 94025, unless another place or time is agreed to by Parent and the Company; provided, however, that the Closing shall not occur before January 1, 2005 unless the California Permit has been obtained or Parent provides a loan due no earlier than three (3) months after such Seller can first publicly sell Closing Shares to repay such loan, such loan to bear interest at the applicable federal rate of interest to each Seller requesting such a loan in an amount equal to the expected amount of the tax payment, if any, as estimated in good faith by the Seller, that the Seller would be required to make for the fourth quarter of 2004 to the extent such tax payment results solely from the payment of the Closing Shares to such Seller on the Closing Date. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” At the Closing, the parties shall deliver the agreements, certificates and other instruments and documents required to be delivered at or prior to the Closing pursuant to Section 1.2 and ARTICLE V.

Section 1.4 Resignation of Directors and Officers. The directors and officers of the Company in office immediately prior to the Closing shall resign as directors and officers, as applicable, of the Company effective as of the Closing.

Section 1.5 Purchase Price. The purchase price (the “Purchase Price”) for the Acquired Assets shall consist of the Closing Shares, the Contingent Consideration and the Net Sales Earnout Consideration, and shall be paid in accordance with this Section 1.5 and Section 1.10.

(a) Pro Rata Payments. All payments of the Purchase Price to the Sellers under this Section 1.5 and Section 1.10(a) and (b) shall be made to the Sellers pro rata in accordance with the relative proportions of the number set forth next to each Seller’s name under the caption “Seller’s Percentage” as set forth in Schedule 1.1 (such Seller’s percentage ownership, the “Seller’s Percentage”), except that if the amount of the payment has been reduced to set off for a Loss under Schedule 8.6 that is not borne in the same pro rata manner, then such alternative allocation shall be reflected in the allocation of such payment to the Sellers.

(b) Closing Shares. At the Closing, Parent shall pay to the Sellers, subject to adjustment as set forth in Section 1.8, such number of shares (the “Closing Shares”) of common stock of Parent, par value $0.01 (“Parent Common Shares”), as is equal to the excess of (aa) the result obtained by dividing (i) $2,000,000 (the “Initial Purchase Price”) by (ii) the average closing selling price of a share of Parent Common Stock traded on the Nasdaq National Market, as quoted in The Wall Street Journal, over the 15 day period (the “Average Parent Common Stock Price”) ending on the date of the execution of this Agreement (such resulting ratio hereinafter the “Exchange Ratio”) over (bb) (1) one hundred seventy thousand sixty-eight (170,068) or (2) if the number of shares to be paid to the Sellers at the Closing is adjusted pursuant to the third to last sentence of this paragraph (b), 500,000 divided by the Average Parent Common Stock Price ending on the Closing Date. For the avoidance of doubt, the Average Parent Common Stock Price ending on the date of the execution of this Agreement is $2.94. Notwithstanding the foregoing, if the Average Parent Common Stock Price ending on the Closing Date (x) exceeds the product of 1.2 multiplied by the Average Parent Common Stock Price ending on the date of execution of this Agreement or (y) is less than the product of 0.8 multiplied by the Average Parent Common Stock Price ending on the date of execution of this Agreement, then the number of Closing Shares shall be calculated using the Average Parent Common Stock Price ending on the Closing Date instead of the Average Parent Common Stock Price ending on the date of the execution of this Agreement. The Exchange Ratio shall be subject to equitable adjustment in the event of a stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Shares between the date of this Agreement and the Closing Date. At the Closing, Parent will have the option to pay in cash to each Seller in accordance with Section 1.5(a) the value of any Closing Shares not to exceed twenty thousand dollars ($20,000) in the aggregate for all Sellers, in each case using the applicable Average Parent Common Stock Price.

(c) Allocation. Within ninety (90) days following the date of this Agreement, Parent shall deliver to Seller Agent a written schedule for each Seller setting forth a proposed allocation of the Purchase Price payable to such Seller among the Acquired Assets to be acquired from such Seller which schedule shall be consistent with the provisions of Exhibit E (“Parent’s Proposed Allocation”). Within thirty (30) days following the receipt by Seller Agent of Parent’s Proposed Allocation, Seller Agent shall deliver to Parent a revised schedule, consistent with Exhibit E (“Seller’s Proposed Allocation”), reflecting any proposed changes to Parent’s Proposed Allocation, which if accepted by Parent shall be the final allocation (the “Final Allocation”). If Parent does not agree to Seller’s Proposed Allocation, the parties shall endeavor, in good faith, to agree to a Final Allocation within thirty (30) days of such delivery. If agreement cannot be reached the Final Allocation shall be determined pursuant to the arbitration provisions of Section 8.4; provided that for purposes of that arbitration (i) the provisions of Exhibit E shall be applied by the arbitrator (except to the to the extent the arbitrator determines that they must be varied to result in allocations which would be considered reasonable for tax and accounting purposes, in which case they shall be varied to the minimum extent necessary) and (ii) the arbitrator shall take into consideration, as a factor (but not a strict limitation) in reaching its conclusion the standards regularly applied by Parent’s independent public accountants and the desire for consistency between parties. The parties shall report for all tax and accounting purposes consistently with the Final Allocation, except to the extent required to do otherwise by Parent’s auditors or independent accountants or following a determination by any taxing authority that such reporting position is contrary to applicable tax law.

Section 1.6 Escrow Shares. Within seven (7) Business Days after the execution of this Agreement, as security for Parent’s obligation to pay to the Company the Share Termination Fee in accordance with Section 7.3 herein, Parent will place such number of Closing Shares into an escrow account (the “Escrow Shares”) as is equal to the result obtained by dividing (i) $500,000 by (ii) the Average Parent Common Stock Price ending on the date of the execution of this Agreement. The administration and disposition of the Escrow Shares will be governed by the Escrow Agreement attached hereto as Exhibit F, any agreements relating to the Escrow Shares executed by the Seller Agent and Parent, and Schedule 4.25.

Section 1.7 Fractional Shares. No certificates or scrip representing fractional shares shall be issued to the Sellers and such Sellers shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Parent with respect to any fractional shares that would have otherwise been issued to Sellers. In lieu of any fractional Closing Shares, fractional Contingent Shares, or fractional Net Sales Earnout Shares that would have otherwise been issued to a Seller, such Seller shall be entitled to receive a cash payment equal to the applicable Average Parent Common Stock Price multiplied by the fraction of a share that such Seller would otherwise be entitled to receive.

Section 1.8 Adjustments. The Initial Purchase Price shall be adjusted in the manner and under the circumstances set forth in this Section 1.8; provided that such adjustment shall in no event result in the Initial Purchase Price being below zero dollars ($0).

(a) Scientific Advisory Board. If, on or prior to the Closing Date:

(i) Four or more of the Experts have agreed to join Parent’s Scientific Advisory Board (the “SAB”) pursuant to the Standard SAB Agreement, the Initial Purchase Price shall not be reduced solely on such account;

(ii) Any three (but less than four) of the Experts have agreed to join the SAB pursuant to the Standard SAB Agreement, the Initial Purchase Price shall be reduced by Two Hundred Fifty Thousand Dollars ($250,000); and

(iii) Less than three of the Experts agree to join the SAB pursuant to the Standard SAB Agreement, the Initial Purchase Price shall be reduced by Five Hundred Thousand Dollars ($500,000).

As used in this Section 1.8(a), “Experts” means, collectively, Elaine Fuchs, Ph.D., Rockefeller University; James Krueger, M.D., Ph.D., Rockefeller University; Thomas S. Kupper, M.D., Harvard University; Fiona Watt, Ph.D., Imperial Cancer Research Fund and Paul Khavari, M.D., Ph.D., Stanford University (and such additional individuals of similar stature in the industry proposed by the Company and reasonable acceptable to Parent).

(b) Columbia License Amount. In addition to the adjustments, if any, to the Initial Purchase Price pursuant to Section 1.8(a), the Initial Purchase Price shall be further reduced by the amount of the Columbia License Amount as provided in Section 4.25.

(c) Excess Company Transaction Expenses. In addition to the adjustments, if any, to the Initial Purchase Price pursuant to Section 1.8(a) and Section 1.8(b), the Initial Purchase Price shall be reduced by the amount of the Stockholder Expense Amount.

(d) Other Excess Liabilities. In addition to the adjustments, if any, to the Initial Purchase Price pursuant to Section 1.8(a), Section 1.8(b), and Section 1.8(c), the Initial Purchase Price shall be reduced by the aggregate amount of all outstanding liabilities and obligations of the Company as of immediately prior to the Closing (including those liabilities set forth on Section 2.7 of the Company Disclosure Schedule but not including those liabilities that constitute Company Transaction Expenses) that exceed the principal amount of the Research Loan (such excess, the “Excess Amount”).

Section 1.9 Exemption From Registration; California Permit. Subject to the provisions of Section 4.3, the parties intend that the Closing Shares, Contingent Shares, and Net Sales Earnout Shares will be issued or are issuable, as applicable, in a transaction exempt from registration under the Securities Act by reason of Section 3(a)(10) thereof. Subject to the provisions of Section 4.3, the parties intend that the Closing Shares, Contingent Shares, and Net Sales Earnout Shares will be qualified under the California Corporations Code pursuant to Section 25121 thereof after a fairness hearing has been held pursuant to the authority granted by Section 25142 of the California Code (the “Fairness Hearing”). Parent, with and subject to the cooperation of the Company, shall use commercially reasonable efforts (i) to file promptly (and, to the extent reasonably practicable, within fifteen (15) Business Days) following the execution and delivery of this Agreement, an application for issuance of a permit pursuant to Section 25121 of the California Code to issue such securities (the “California Permit”) and (ii) to obtain the California Permit promptly thereafter.

Section 1.10 Additional Consideration.

(a) Achievement of Milestones. Subject to the terms and conditions set forth in this Section 1.10, the Sellers shall receive an additional amount (the “Contingent Consideration”) payable either in Parent Common Shares (the “Contingent Shares”), in cash (the “Contingent Payments”), or in a combination thereof, such combination to be determined in the sole discretion of Parent (subject to the 75% Limit), in the amounts described in this Section 1.10(a) upon the attainment of specified milestones as follows by the Acquired Corporation, Parent, their Affiliates acting on their behalf or under their actual control, their acquirors (if any), for this express purpose their licensees in the Field of Use, or, in each case, any successor thereto (the “Attaining Entity”):

1. Completion of GLP Toxicology Studies for the first Product:	$500,000

2. Filing of IND for the first Product (unless otherwise provided in Schedule 4.25)	$600,000

3. Initiation of Phase II Trial for the first Product:	$1,000,000

4. Initiation of Phase III Trial for the first Product:	$1,000,000

5. Approval of NDA for the first Product:	$1,000,000

(i) Calculation of Earnout Amount. For purposes of calculating the aggregate number of Contingent Shares to be issued to the Sellers in the event the Attaining Entity attains any of the milestones set forth above, the price of such Contingent Shares shall be equal to the dollar amounts set forth above next to the applicable milestone divided by the Average Parent Common Stock Price ending on the date such applicable milestone is reached; except that milestones 4 and 5 above, respectively, shall be priced based on the Average Parent Common Stock Price ending on the date milestones 3 and 4 above, respectively, are reached. The aggregate number of Contingent Shares shall, in each case, be subject to equitable adjustment in the event of a stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Shares between the date of determination of such Average Parent Common Stock Price and the date of such payment. Notwithstanding anything to the contrary in this Section 1.10(a), unless a California Permit is obtained prior to the Closing Date and the Contingent Shares are exempt from registration under the Securities Act by reason of Section 3(a)(10) of such act, no more than seventy-five percent (75%) of the value of the Contingent Consideration paid for any of the milestones set forth above shall be paid using Contingent Shares (the “75% Limit”).

(ii) Progress Reports on Milestones. As soon as reasonably practicable following a request by the Seller Agent, Parent will provide the Seller Agent with a summary of

Parent’s progress toward attaining the milestones above, including Parent’s non-binding estimate of whether, and if so, when it estimates attaining any remaining milestones. Such summary shall be prepared in good faith but shall not constitute any representation, warranty or covenant of Parent or Acquired Corporation regarding whether or when any remaining milestones will be obtained and each Seller acknowledges and agrees that such summary will be subject to significant uncertainties and that achievement of any remaining milestones could take significantly longer than may be presented in such summary or may not occur at all.

(b) Net Sales Earnout Shares. In addition to the Closing Shares and the Contingent Shares, the Sellers shall receive on a quarterly basis after the Closing, an additional amount (the “Net Sales Earnout”) payable either in Parent Common Shares (the “Net Sales Earnout Shares”), in cash (“Net Sales Earnout Payments” and together with the Net Sales Earnout Shares, the “Net Sales Earnout Consideration”), or in a combination thereof, such combination to be determined in the sole discretion of Parent (subject to the 60% Limit), in each quarter in which the value of then accrued but unpaid Net Sales Earnout Shares and/or Net Sales Earnout Payments (as applicable) are equal to an aggregate of: (i) 1% of the Net Sales in each country where such sales are covered by a Valid Claim under a patent or patent application of Parent, the Acquired Corporation, or any of their Affiliates acting on their behalf or under their actual control (“Patent Sales”), or (ii) 0.5% of the Net Sales in each country where (x) either no Patent Sales have occurred or (y) Patent Sales have ceased (the “Non-Patent Sales”); provided, however, that, the Sellers shall receive no Net Sales Earnout (aa) for any Patent Sale in any country after there has ceased to be any Valid Claim in such country or (bb) for any Non-Patent Sale in a country after the twelfth (12th) anniversary of the date of the earlier of the first Patent Sale or Non-Patent Sale in such country; and provided further that, unless a California Permit is obtained prior to the Closing Date and the Net Sales Earnout Shares are exempt from registration under the Securities Act by reason of Section 3(a)(10) of such act, no more than sixty percent (60%) of the value of the Net Sales Earnout in any quarter shall be paid using Net Sales Earnout Shares (the “60% Limit”).

(i) Calculation of Net Sales Earnout Shares. For purposes of calculating the number of Net Sales Earnout Shares to be issued and for purposes of calculating whether the 60% Limit has been met, the value of each Net Sales Earnout Share shall be equal to the Average Parent Common Stock Price ending on the last day of the calendar quarter for which payment of the Net Sales Earnout has been earned but unpaid, subject to equitable adjustment in the event of a stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Shares between the date of determination of such Average Parent Common Stock Price and the date of such payment.

(c) Earnout Distributions; Seller Agent Objections.

(i) Earnout Distribution.

(A) Contingent Shares. Within thirty (30) days after any milestone set forth in Section 1.10(a) above is attained, Parent shall deliver to the Sellers the Contingent Shares.

(B) Net Sales Earnout. Within fifteen days following the end of each calendar quarter from and after the date the Acquired Corporation launches a commercial Product, Parent shall send to the Seller Agent a memorandum (the “Earnout Notice”) specifying (i) in reasonable detail the Net Sales for such period, (ii) if applicable, any proposed set off for Losses in accordance with Section 8.6 and (iii) the net aggregate amount, if any, to be distributed to the Sellers for such period pursuant to Section 1.10(b) hereof, indicating the portion thereof that will be paid in cash and/or Parent Common Shares. The Net Sales Earnout shall be paid to the Sellers within thirty (30) days following the earlier of: (A) written acceptance by the Seller Agent of the applicable Earnout Notice, (B) failure of the Seller Agent to make a timely Notice of Objection (as defined below) pursuant to subsection (ii) of this Section 1.10(c) and (C) resolution of any dispute with respect to such Net Sales Earnout pursuant to subsection (ii) of this Section 1.10(c).

(ii) Seller Agent Objection. The Seller Agent shall have thirty (30) days to make an objection (in writing) to any item in the Earnout Notice, specifying in reasonable detail the item objected to and the basis for such objection (the “Notice of Objection”) and shall have reasonable access to records, other information, or personnel as reasonably requested by the Seller Agent, subject to confidentiality restrictions as reasonably requested by Parent (it being agreed that such confidentiality restrictions will place no restrictions or inhibitions on the Seller Agent’s ability to use such information in connection with any dispute over the Net Sales Earnout pursuant to the procedures set forth in Section 8.4). If a timely Notice of Objection is not received or to the extent an item is not objected to in the Notice of Objection, the Earnout Notice and the portion of the Net Sales Earnout to be paid shall be deemed to have been accepted and final and binding on the parties. If the Seller Agent delivers a timely Notice of Objection to the Earnout Notice, Parent and the Seller Agent shall resolve such conflict in accordance with the procedures set forth in Section 8.4.

(d) Support for Earnout Milestones.

(i) Resources and Support. Parent shall use all commercially reasonable efforts to achieve the milestones set forth in Section 1.10. Parent shall provide, or facilitate the provision of, a commercially reasonable amount of working capital for the Acquired Corporation to seek to achieve the milestones. Parent shall provide, or facilitate the provision of, sufficient personnel for the Acquired Corporation to seek to achieve the milestones and shall not divert existing personnel of the Acquired Corporation to projects unrelated to the milestones without providing substitute personnel sufficient so that any such diversion of existing personnel does not materially impair the Acquired Corporation’s ability to seek to achieve the milestones. Parent has prepared in good faith an estimated, non-binding timeline for commercialization of the first Product attached hereto as Exhibit A but neither Parent nor the Acquired Corporation make any representations, warranties or covenants regarding the accuracy of such timeline and each Seller acknowledges and agrees that such timeline is subject to significant uncertainties and that commercialization could take significantly longer than presented in such timeline or may not occur at all.

(ii) Impairment. Without in any way limiting Parent’s obligations or the Sellers’ rights pursuant to Section 1.10(a)(i), the parties agree that the achievement of the milestones set forth in Section 1.10 shall be subject to renegotiation in good faith if Parent takes any action after the Closing Date that materially and adversely alters the resources or support available to the Acquired Corporation for achieving the milestones set forth in Section 1.10.

(iii) Business Decisions. Without in any way limiting Parent’s obligations or the Sellers’ rights pursuant to Section 1.10(d)(i), Section 1.10(d)(ii) and Section 4.9, the Company, the Sellers and Parent agree and acknowledge that the Acquired Corporation and Parent may make from time to time such business decisions as they deem appropriate in the conduct of the Acquired Corporation’s and Parent’s businesses, including actions that may have an impact on Net Sales, including, without limitation, closure of the Acquired Corporation’s business, and the Sellers will have no right to claim any lost earnout or other damages as a result of such decisions so long as the actions were not taken by the Acquired Corporation or Parent in bad faith or for the purpose of frustrating the provisions of this Section 1.10.

(e) Earnout Rights Not Transferable. Except with the prior written consent of Parent, no Seller may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the earnout amounts payable pursuant to this Section 1.10, other than by the laws of descent and distribution or succession or a transfer to a trust for the benefit of such Seller’s family members. Any transfer in violation of this Section 1.10(e)(ii) shall be null and void and need not be recognized by Parent or the Acquired Corporation.

Section 1.11 Payment of Shaw Note. At the Closing, Parent shall pay all amounts outstanding under the Promissory Note and Security Agreement, effective August 5, 2004 (the “Shaw Note”). Upon such payment, Shaw shall deliver to Parent a satisfaction and receipt in the form reasonable acceptable to Parent; provided, however, that in no event shall Parent pay any amount to Shaw not fully offset by a corresponding reduction in the number of Closing Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants as of the date hereof and the Closing Date to each of Parent, subject solely to the exceptions set forth in the Disclosure Schedule dated as the date hereof (the “Company Disclosure Schedule”) delivered by the Company to Parent (which exceptions shall specifically identify the section, subsection, paragraph or clause of a single section or subsection hereof, as applicable, to which such exception relates and be limited in their effect to such identified sections, subsections, paragraphs or clauses except where disclosure to other sections is clear from a reading of such sections and without relying on extrinsic information), that:

Section 2.1 Organization and Qualification; Subsidiaries; Investments.

(a) Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. The Company has delivered to Parent accurate and complete copies of its Certificate of Incorporation and Bylaws (or similar governing documents), as currently in full force and effect. The Company never has had and currently does not have any subsidiaries.

(b) Qualifications. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

(c) Other Investments. The Company has not made investments in the equity or other securities of any other Person.

Section 2.2 Capitalization of the Company. The authorized capital stock of the Company consists of 15,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 1,000 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. No outstanding shares of common stock of the Company are subject to any rights of repurchase by the Company. All of the outstanding shares of common stock of the Company have been validly issued and fully paid, nonassessable and free of preemptive rights. Except for the Company Shares, there are not outstanding any (i) shares of capital stock or other voting securities of the Company (including any shares of preferred stock), (ii) securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights to acquire from the Company and no obligations of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (iv) equity equivalent interests in the ownership or earnings of the Company or other similar rights. All of the outstanding Company Shares were issued in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws. As of the date hereof, there are no outstanding rights or obligations of the Company to repurchase, redeem or otherwise acquire any Company Shares. There are no stockholder agreements, voting trusts or other arrangements or understandings to which the Company is a party or by which it is bound, and to its Knowledge there are no other agreements, voting trusts or other arrangements or understandings, relating to the voting or registration of any shares of capital stock or other voting securities of the Company or to the issuance of capital stock, options, warrants or any other rights to any person, including any sales representatives, consultants, contractors, employees, stockholders of the Company or distributors of the Company’s products. Attached hereto as Section 2.2 of the Disclosure Schedule is a true and complete list as of the date hereof and as of the Closing Date of all holders of outstanding Company Shares, which list sets forth the names, addresses and primary residences, and the number of Company Shares held by each Seller. No Company Shares are owned by the Company.

Section 2.3 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the performance of the Company’s obligations under this Agreement have been duly and validly authorized by the Board of Directors of the Company and the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize and adopt this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes, assuming the due authorization, execution and delivery hereof by Parent, a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 2.4 Balance Sheet; Statement of Income; Assets. The Company has not prepared a balance statement or statement of income for any period. Except as set forth in Section 2.4 of the Company Disclosure Schedule as of the date hereof, the Company has no assets of any nature.

Section 2.5 Consents and Approvals; No Violations. Except for the California Permit and filings in connection with the Fairness Hearing and the California Permit, no filing with or notice to, and no permit, authorization, consent or approval of, any United States or foreign court or tribunal, governmental or regulatory body, or administrative agency or authority (each, a “Governmental or Regulatory Authority”) is necessary for the execution and delivery by the Company of this Agreement and the performance of its obligations hereunder. Neither the execution, delivery and performance of its obligations under this Agreement by the Company or the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company (or similar governing documents), (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which any of its properties or assets may be bound and which is material to the Company or its properties or assets, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets.

Section 2.6 No Default. The Company is not in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws of the Company (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is now a party or by which it or any of its properties or assets may be bound and which is material to the Company or its properties or assets, or (iii) any order, writ, injunction or decree of any Governmental or Regulatory Authority applicable to the Company or any of its properties or assets.

Section 2.7 No Undisclosed Liabilities. As of the date hereof, the Company does not have any liabilities or obligations of any nature, known or unknown, whether or not accrued, contingent or otherwise, other than as set forth on Section 2.7 of the Company Disclosure Schedule.

Section 2.8 Litigation. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its properties or assets of any nature or initiated, filed or otherwise brought by or on behalf of the Company. As of the date hereof, neither the Company nor any of its properties or assets of any nature is subject to any outstanding order, writ, injunction or decree of any Governmental or Regulatory Authority. As of the Closing Date, there are no material suits, claims, actions, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its properties or assets of any nature or initiated, filed or otherwise brought by or on behalf of the Company. As of the Closing Date, neither the Company nor any of its properties or assets of any nature is subject to any material outstanding order, writ, injunction or decree of any Governmental or Regulatory Authority.

Section 2.9 Compliance with Applicable Law. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the “Company Permits”). The Company is in compliance with the terms of the Company Permits held by it or to which it is subject. The business of the Company is conducted in all material respects in compliance with all applicable laws, ordinances and regulations of the United States or any foreign country, or any political subdivision thereof, or of any Governmental Entity.

Section 2.10 Intellectual Property.

        (a) Section 2.10(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Products. Company has provided Parent with all documentation and materials with respect to the Company Products, including any documentation and materials related to Clinical IP and Know-How.

        (b) Company is the exclusive owner of all right, title and interest in and to the Company IP, free and clear of all Liens, and has the exclusive rights to use, sell, license, assign, transfer, convey, dispose of, or otherwise commercially exploit the Company IP. Without limiting the generality of the foregoing, to the extent that any Patent Rights would be infringed by any Company Product (including but not limited to the manufacture, sale or use thereof), Company is the exclusive owner of such Patent Rights.

        (c) Company has taken all steps to protect and preserve the confidentiality of all confidential and proprietary information of Company. Company has delivered to Parent copies of all nondisclosure agreements or other agreements relating to the handling, disclosure, and use of Company’s confidential and proprietary information. Company has not permitted any Company IP or any confidential or proprietary information of Company to lapse or enter the public domain.

        (d) There is no Company Registered IP.

        (e) Section 2.10(e) of the Company Disclosure Schedule separately lists all licenses, sublicenses and other agreements to which Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from the Company IP (“Outbound Licenses”). Company has delivered to Parent accurate and complete copies of all Outbound Licenses and is in compliance with all material terms and conditions thereof. Other than the Outbound Licenses, Company has not transferred ownership of, or granted or agreed to grant any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Intellectual Property that is or was Company IP to any third party.

        (f) Section 2.10(f) of the Company Disclosure Schedule separately lists all licenses, sublicenses and other agreements to which Company is a party and pursuant to which Company is authorized to use, exercise, or receive any benefit from any Intellectual Property of any third party (“Inbound Licenses”). Company has delivered to Parent accurate and complete copies of all Inbound Licenses and is in compliance with all material terms and conditions thereof. To the Knowledge of Company, there is no assertion, claim or threatened claim, or facts that could serve as a basis for any assertion or claim, that Company has breached any terms or conditions of any Inbound Licenses.

        (g) (i) No employee of or consultant to the Company whose duties or responsibilities relate to the Business is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for the Company or to promote the interests of the Company or that would conflict with the Business. (ii) The carrying on of the Business by such employees of and contractors to the Company and the conduct of the Business will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees of or consultants to the Company is now obligated. (iii) At no time during the conception of or reduction to practice of any Company IP was any developer, inventor or other contributor to such Company IP operating under any grants from any Governmental Entity or private source (whether or not academic), performing research sponsored by any Governmental Entity or private source (whether or not academic) or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in Company IP. (iv) All developers, inventors and other contributors to the conception of or reduction to practice of any Company IP, whether or not presently employed by or under contract with the Company or not, have entered into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (true, correct and complete copies of which have been delivered to Parent) that assign to the Company any Intellectual Property rights relating to the Business and that otherwise appropriately protect the Company IP. (v) There exist no inventions by current and former employees or consultants of the Company, made or otherwise conceived prior to their beginning employment or consultation with the Company, that have been or will be incorporated into any of Company IP or Company Products.

        (h) As of the date hereof, no Person has asserted or, to the Knowledge of the Company, threatened to assert any claims (i) contesting the right of Company to use, exercise, sell, license, transfer or dispose of any Company IP or any Company Product or (ii) challenging the ownership, validity or enforceability of any of the Company IP. As of the date hereof, no Company IP is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by Company. As of the Closing Date, no Person has asserted or, to the Knowledge of the Company, threatened to assert any material claims (i) contesting the right of Company to use, exercise, sell, license, transfer or dispose of any Company IP or any Company Product or (ii) challenging the ownership, validity or enforceability of any of the Company IP. As of the Closing Date, no Company IP is subject to any material outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by Company. Company has not received any opinion of counsel regarding any third party patents.

        (i) The operation of the Business (including any disposition of Company Product) does not, to the Knowledge of the Company, infringe or misappropriate any Intellectual Property of any third party, violate any right of any third party (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Company has not received notice from any third party that the operation of the Business or disposition of any Company Product infringes or misappropriates the Intellectual Property of any third party, violates any right of any third party (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (j) Company is not a party to any non-competition or other similar restrictive agreement or arrangement relating to any business or service anywhere in the world.

Section 2.11 Contracts.

        (a) Section 2.11 of the Company Disclosure Schedule sets forth a complete and accurate list of all written or oral contracts, agreements, options, leases, licenses, sales and purchase orders, warranties, guarantees, indemnities, commitments and other instruments of any kind (each a “Contract”), to which the Company is a party or to which the Company, or any of its properties, is otherwise bound as of the date hereof.

        (b) Each Contract is a legal, valid and binding obligation of the Company and, to the Company’s Knowledge, each other Person who is a party thereto, enforceable against the Company and each such Person in accordance with its terms, and neither the Company nor, to the Company’s Knowledge, any other party thereto is in default thereunder.

Section 2.12 Interested Party Transactions. No director, officer or other affiliate of the Company, has or has had, directly or indirectly, (i) an economic interest in any Person which has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company, any goods or services; (iii) a beneficial interest in any Contract included in Section 2.10 or Section 2.11 of the Company Disclosure Schedule or (iv) any contractual or other arrangement with the Company; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 2.12.

Section 2.13 Other Negotiations; Brokers. Neither the Company nor any of its officers, directors, employees, or, to the Knowledge of the Company, any of its stockholders or affiliates (nor any agent or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company or any such affiliate) (a) have entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) except for the Company’s obligations to Parent under this Agreement, have entered into any Contract regarding any transaction involving the Company which could result in Parent, the Company or any general partner, limited partner, manager, officer, director, employee, agent or affiliate of any of them being subject to any claim for liability to any Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company.

Section 2.14 Banks and Brokerage Accounts. Section 2.14 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or a safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) a true and complete list and description of each such account, safe deposit box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.

Section 2.15 Permit Application. The information supplied by the Company for inclusion in the application for issuance of a California Permit pursuant to which the Closing Shares, Contingent Shares, and Net Sales Earnout Shares will be qualified under the California Code (the “Permit Application”) shall at the time the Fairness Hearing is held pursuant to Section 25142 of the California Code and the time the qualification of such securities is effective under Section 25122 of the California Code be accurate in all material respects. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Permit Application.

Section 2.16 No Solicitation. Since August 19, 2004, the Company has not taken nor has the Company permitted any of the Company’s officers, directors, employees, stockholders, attorneys, investment advisors, agents, representatives, affiliates or associates (collectively, “Representatives”) to (directly or indirectly), take any of the actions prohibited from being taken on or after the date of this Agreement by Section 4.2 with any Person other than Parent and its designees.

Section 2.17 Disclosure. No representation or warranty made by the Company contained in this Agreement and no statement contained in the Company Disclosure Schedule or in any certificate furnished to Parent pursuant to Section 5.3(d) hereof contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE II-A

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally but not jointly, hereby represents and warrants to Parent as of the date hereof and as of the Closing Date that:

Section 2A.1 Authority. Such Seller has the capacity to enter into this Agreement, to execute, deliver and perform its obligations hereunder, including the surrender of any stock certificates, and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 2A.2 No Conflicts. The execution and delivery of this Agreement by such Seller does not and the performance and consummation of the transactions contemplated hereby by such Seller will not, conflict with or result in any violation of any material agreement to which such Seller is a party or to which the Company Shares held by such Seller are subject or any order, writ, injunction, decree, law, statute, rule or regulation applicable to such Seller.

Section 2A.3 Consents and Approvals. Except for the California Permit and filings in connection with the Fairness Hearing and the California Permit, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental or Regulatory Authority is necessary for the execution and delivery by such Seller of this Agreement or the consummation of the transactions contemplated hereby.

Section 2A.4 Title to Company Shares. Good and marketable title to all of the Company Shares held by such Seller shall pass to Parent free and clear of all Liens upon consummation of the transactions set forth in this Agreement. The Company Shares held by such Seller were fully paid for by such Seller. The Company Shares set forth on Schedule 1.1 next to such Seller’s name represents all shares of common stock of the Company held by such Seller and neither such Seller nor any Affiliate of such Seller has any other ownership interest in the Company or any right to acquire any such ownership interest.

Section 2A.5 Third-Party Consents. Such Seller is not required to obtain any consent or approval from any third party in order to effect the sale of the Company Shares held by such Seller.

Section 2A.6 Restricted Securities; Purchase Entirely for Own Account; Investment Experience.

        (a) Restricted Securities. Such Seller hereby confirms that such Seller has been informed that the Closing Shares, the Contingent Shares and the Net Sales Earnout Shares (collectively, the “Shares”), in the absence of an exemption under Section 3(a)(10) of the Securities Act, will be restricted securities under the Securities Act, and may not be resold or transferred unless the Shares are first registered under the federal securities laws or unless an exemption from such registration is available. In this regard, such Seller understands Rule 144 and is aware of its volume limitations, manner of sale and notice requirements and holding period requirements. Accordingly, such Seller hereby acknowledges that such Seller is prepared to hold the Shares for an indefinite period, unless the Shares are registered under the Securities Act or an exemption therefrom is available and that the Seller is aware that Rule 144 of the Securities and Exchange Commission (the “SEC”) issued under the Securities Act is not presently available to exempt the sale of the Shares from the registration requirements of the Securities Act.

        (b) Purchase Entirely for Own Account. The Shares are being acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; provided, however, that by making the representations and warranties herein, such Seller is not agreeing to hold the Shares for any minimum period of time and is not prohibited from selling or otherwise disposing of any of such Seller’s Shares in compliance with applicable federal and state securities Laws and as otherwise contemplated by this Agreement. Such Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any person with respect to any of the Shares. Such Seller represents that such Seller has capacity to enter into this Agreement.

        (c) Investment Experience. Such Seller acknowledges that such Seller can bear the economic risk of the investment and has such knowledge and experience in financial or business matters that such Seller is capable of evaluating the merits and risks of the investment in the Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

PARENT

Parent hereby represent and warrant to the Company as of the date hereof and as of the Closing Date that:

Section 3.1 Organization and Qualification. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

Section 3.2 Authority Relative to this Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and adopted by the board of directors of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes, assuming the due authorization, execution and delivery hereof by the Company and the Sellers, a valid, legal and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 3.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents, and approvals as may be required under and other applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state securities or blue sky laws, no filing with or notice to, and no permit, authorization, consent or approval of any Governmental or Regulatory Authority is necessary for the execution and delivery by Parent of this Agreement or the consummation by Parent of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or similar governing documents) of Parent, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its properties or assets except, in the case of the foregoing clause (ii) or (iii), for violations, breaches or defaults that would not, individually or in the aggregate, be material to Parent.

Section 3.4 Capitalization. The Closing Shares, Contingent Shares, and Earnout Shares, when issued by Parent in accordance with Section 1.7 and Section 1.9 hereof, will be duly and validly issued, fully paid, and non-assessable, provided, however that such Shares will not be registered for sale or resale under the Securities Act, the Exchange Act, state securities or blue sky laws, subject to Section 4.6 hereof.

Section 3.5 S-3 Eligibility. Parent satisfies the applicable registrant requirements set forth in the general instructions for resale registration statements on Form S-3 under the Securities Act contemplated by Section 4.6.

Section 3.6 Disclosure; No Material Adverse Effect. Since December 31, 2003, Parent has timely filed all forms, reports and documents with the SEC (including all exhibits thereto) required under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “SEC Documents”), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates so filed. None of the SEC Documents (as of their respective filing dates and with respect to the most recently filed SEC Documents, as of the date hereof and the Closing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since June 30, 2004, there has been no material adverse effect on Parent or Parent’s ability to perform its obligations hereunder.

Section 3.7 Private Offering; Investment Intent. Neither Parent nor anyone acting on its behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Closing Shares, Contingent Shares or Net Sales Earnout Shares as contemplated hereby, to the registration provisions of the Securities Act. Parent is purchasing the Company Shares pursuant to this Agreement for investment and not with a view to or in connection with any distribution of the Company Shares.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of Business of the Company. During the period from the execution and delivery of this Agreement by the Company and continuing until the earlier of the termination of this Agreement pursuant to Section 7.1 and the Closing, the Company agrees (unless it is required to take such action pursuant to this Agreement or Parent shall give its prior consent in writing, which consent shall not be unreasonably withheld or delayed) to carry on its business in the ordinary course, to pay its liabilities and Taxes and perform its obligations when due unless (i) paid or performed prior to the Closing and (ii) neither the Company nor Parent suffers any Loss as a result of such liabilities, Taxes, or performance being past due, (other than liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to the extent consistent with such business, to use commercially reasonable efforts to preserve intact its present business organization and, keep available the services of its present officers and employees. Without limiting the generality of the foregoing, during the period from the execution and delivery of this Agreement by the Company and continuing until the earlier of the termination of this Agreement pursuant to Section 7.1 or the Closing, except as set forth on Section 4.1 of the Company Disclosure Schedule or as contemplated by this Agreement, the Company shall not do, cause or permit any of the following actions, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

        (a) Charter Documents: cause or permit any amendment to its Certificate of Incorporation or Bylaws (other than to eliminate “Skinetics” from its name);

        (b) Dividends; Changes in Capital Stock: declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of such capital stock in connection with any termination of service to the Company;

        (c) Contracts: enter into any Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Contracts;

        (d) Issuance of Securities: issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any Company Shares or other capital stock of the Company or securities convertible into, or any subscription, right, warrant or option to acquire, or any other agreement or commitment of any character obligating it to issue any Company Shares or other capital stock of the Company or other convertible securities;

        (e) Intellectual Property: dispose of, license or transfer to any Person or entity any right to any Intellectual Property;

        (f) Exclusive Rights: enter into or amend any agreement pursuant to which any other party is granted any exclusive marketing or other exclusive right of any type or scope with respect to any of the Company’s products or technology;

        (g) Dispositions: sell, lease, license or otherwise dispose of or encumber any material amount of the Company’s assets or properties;

        (h) Indebtedness: incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of any Person (other than further borrowings under (and within the limitations of) existing lines of credit in effect as of the date hereof), except that the Company may incur up to Five Thousand Dollars ($5,000), in the aggregate, it being agreed that any such indebtedness will, without duplication, result in a decrease in the number of Closing Shares issued to the Sellers pursuant to Section 1.5(b);

        (i) Leases: enter into any operating lease;

        (j) Payment of Obligations: volitionally incur, in an amount in excess of Five Thousand Dollars ($5,000) in the aggregate any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);

        (k) Capital Expenditures: make any capital expenditure, capital addition or capital improvement;

        (l) Insurance: reduce the amount of any insurance coverage provided by its existing insurance policies;

        (m) Termination or Waiver: terminate or waive any right of substantial value;

        (n) Employee Benefit Plans; New Hires; Pay Increases: adopt or amend any employee benefit or stock purchase or option plan, or hire any new director-level or officer-level employee or consultant, pay any special bonus or special remuneration to any employee, consultant, director or officer or increase the salary, wage rate or compensation of any employee, consultant, director or officer;

        (o) Severance Arrangements: grant any severance or termination pay (i) to any director or officer or (ii) to any other employee or consultant;

        (p) Lawsuits: commence a lawsuit (other than against Parent);

        (q) Acquisitions/Subsidiaries: acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or from any subsidiary;

(r) Taxes: make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(s) Revaluation: revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable or

(t) Other: agree in writing or otherwise to take any of the actions described in Section 4.1(a) through Section 4.1(s).

Section 4.2 No Solicitation. Until the earlier of the termination of this Agreement or Closing Date (the “Effective Period”), neither the Company nor any Seller shall, directly or indirectly, through any officer, director, employee, affiliate, attorney, financial adviser or other agent, take any action to solicit, initiate, seek, or encourage any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any third party (other than Parent or its Affiliates designated by Parent) regarding any acquisition of the Company, any merger or consolidation involving the Company, any acquisition of any portion of the stock or assets of the Company, any exclusive license or license entered into outside the ordinary course of the Company’s business, or the raising of any equity or debt financing by the Company (any such transaction being a “Competing Proposed Transaction”). In no event shall the Company nor any Seller accept or enter into any agreement concerning a Competing Proposed Transaction during the Effective Period. During the Effective Period, the Company will notify Parent immediately after receipt by the Company (or any of its officers, directors, employees, affiliates, attorneys, financial advisers or other agents) or any Seller of any proposal for, or inquiry respecting, any Competing Proposed Transaction or any request for nonpublic information in connection with such a proposal or inquiry, or for access to the properties, books or records of the Company by any person or entity that informs or has informed the Company or any Seller that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the person making the proposal or inquiry and the terms and conditions of such proposal or inquiry.

Section 4.3 Permit Application; Private Placement.

        (a) Promptly (and to the extent reasonably practicable within fifteen (15) Business Days) after the date hereof, Parent shall prepare, with the cooperation of the Company, and file the Permit Application. Parent and the Company shall each use commercially reasonable efforts to cause the Permit Application to comply with the requirements of applicable federal and state Laws. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements (if any) and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors (if any) to cooperate with the other’s counsel and auditors (if any) in the preparation and completion of the Permit Application. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time prior to the Closing, either the Company or Parent, as applicable, shall obtain Knowledge of any fact that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein accurate or to comply with applicable law. Anything to the contrary contained herein notwithstanding, Parent shall not include in the Permit Application any information with respect to the Company or its Affiliates, the form and content of which information shall not have been approved by the Company prior to such inclusion. Parent will pay the Company’s reasonable out-of-pocket expenses incurred in connection with the filing of the Permit Application and the undertaking to obtain the California Permit; provided, however, that Parent will not pay any legal expenses of the Company or Sellers thereunder except as provided in Section 4.11.

(b) Unless the California Permit is obtained prior to the Closing Date and the Closing Shares, Contingent Shares, and Net Earnout Shares are exempt from registration under the Securities Act by reason of Section 3(a)(10) of such act, or if Parent and the Company determine that the California Permit cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the Closing to occur on or before April 1, 2005, then in either case Parent shall use commercially reasonable efforts to effect the issuance of the Closing Shares, Contingent Shares, and Net Sales Earnout Shares either in a private placement pursuant to Section 4(2) of the Securities Act or such other exemption (if any) from the registration requirements of the Securities Act as may be available and, in such case, following the Closing Date Parent shall file a registration statement(s) on Form S-3 pursuant to Section 4.6.

(c) The parties hereto acknowledge and agree that (i) in order to comply with state securities or blue sky laws and as a condition to effecting the issuance of the Closing Shares, Contingent Shares, and Net Earnout Shares as a private placement pursuant to Section 4(2) of the Securities Act, each Seller shall deliver to Parent prior to the Closing an executed investor questionnaire in the form set forth in Exhibit G (the “Investor Questionnaire”) hereto and Parent may rely on the representations of each Seller therein; (ii) until registered pursuant to Section 4.6 or transferred pursuant to Rule 144 of the Securities Act or another applicable exemption from registration such privately placed shares will constitute “restricted securities” within the meaning of the Securities Act and (iii) the certificates representing such shares shall bear appropriate legends to identify such shares as being restricted under the Securities Act, to comply with applicable state securities or blue sky laws and, if applicable, to notice the restrictions on transfer of such shares.

Section 4.4 [Intentionally Left Blank]

Section 4.5 Access to Information. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement pursuant to Section 7.1, upon reasonable notice, the Company shall, to the extent permitted by law, (a) provide Parent and its officers, employees, accountants, counsel, financing sources and other agents and Representatives reasonable access to all facilities and to all books and records of the Company, whether located on the premises of the Company or at another location within the Company’s control; (b) permit Parent to make such inspections as Parent may reasonably require; (c) cause its officers to furnish Parent such financial, operating, technical and product data and other information with respect to the business and assets of the Company as the Company may possess and Parent from time to time may reasonably request; (d) allow Parent the opportunity to interview such employees and other personnel and affiliates of the Company with the

Company’s prior written consent, which consent shall not be unreasonably withheld or delayed and (e) assist and cooperate with Parent in the development of integration plans for implementation by Parent and the Acquired Corporation following the Closing Date; provided, however, that no investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by the Company herein.

Section 4.6 Registration of Registrable Securities.

In the event registration is required pursuant to Section 4.3(b), Parent agrees to the following:

(a) Parent shall, subject to receipt of necessary information in writing from the Sellers, including an Investor Questionnaire from each Seller, (i) in no event later than sixty (60) calendar days following the Closing Date, with respect to the Closing Shares (including the Escrow Shares), if the Closing occurs, (ii) in no event later than sixty (60) calendar days following the date of termination, with respect to the Escrow Shares, if the Agreement is terminated, (iii) in no event later than ninety (90) calendar days following the issuance of any Contingent Shares or a Qualifying Request in respect of any Net Sales Earnout Shares (each such filing date, a “Filing Date”) prepare and file with the SEC one or more Registration Statements on Form S-3 relating to the sale of such shares (in each case, the “Registrable Securities”) by the Sellers from time to time on the Nasdaq National Market System or the facilities of any national securities exchange on which the Parent Common Stock is then traded or in privately negotiated transactions, or such other manner of sale described in the registration statement, which registration statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith (each such registration statement, a “Registration Statement”), and thereafter use its best efforts to cause such Registration Statement to become and remain effective:

(i) with respect to the Closing Shares (including the Escrow Shares) if the Closing occurs, at least until the earlier of the one (1) year anniversary of the date such shares become Unvested Shares (as defined in the Stock Restriction Agreement), the date such shares may be sold under Rule 144(d) of the Securities Act, and the date all shares subject to such registration statement have been sold;

(ii) with respect to Escrow Shares if the Agreement is terminated or any Contingent Shares if the Closing occurs, at least until the earliest of the one (1) year anniversary of the issuance of such shares, the date such shares may be sold under Rule 144(d) of the Securities Act, and the date all shares subject to such registration statement have been sold;

(iii) with respect to any Net Sales Earnout Shares, at least until the earlier of the expiration of a period of ninety (90) calendar days and the date all shares subject to such registration statement have been sold; provided, however, Parent shall have no obligation to file a Registration Statement with respect to any Net Sales Earnout Shares more than once in any twelve (12) month period.

(b) If Form S-3 is not available at that time, Parent shall file a Registration Statement on such form as is then available to effect a registration of the Shares.

(c) Notwithstanding the foregoing, if Parent determines in good faith that effecting, or taking action to effect, any registration statement pursuant to this Section 4.6 would require, under the Securities Act, disclosure in the registration statement of material, non-public information concerning Parent, its business or prospects or any proposed material transaction involving Parent before Parent would otherwise be required to publicly disclose such information, that such accelerated disclosure is detrimental to Parent and that it is necessary to defer the filing or affecting of a Registration Statement for purposes of effecting offers or sales of Registrable Securities pursuant thereto, then Parent will have the right to defer (a “Deferral”) its obligations to effect or to take action to effect a registration statement under this Section 4.6 for a period of not more than sixty (60) days with respect to any particular event or circumstances after written notice of such Deferral is given to the Seller Agent, such written notice to include an estimate, subject to the Knowledge of Parent, of the duration of such Deferral; provided, however, that in any one (1) year period Parent may take no more than three (3) Deferrals and the aggregate period of such Deferrals shall not exceed one hundred fifty (150) days.

(d) Parent shall use its best efforts, subject to receipt of necessary information from the Sellers, to cause the SEC to declare the Registration Statement effective within thirty (30) calendar days of the Filing Date (the “Best Efforts Effective Date”). However, so long as the Company has filed the Registration Statement by the Filing Date, if the Registration Statement receives SEC review, then the Best Efforts Effective Date will be the one hundred twentieth (120th) calendar day after the Closing Date. Parent’s best efforts will include, but not be limited to, promptly responding to all comments received from the staff of the SEC. If Parent receives notification from the SEC that the Registration Statement will receive no action or review from the SEC, then Parent will, subject to its rights under this Agreement, use its best efforts to cause the Registration Statement to become effective within five (5) business days after such SEC notification.

(e) Parent shall prepare and file with the SEC any amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement in accordance with the intended methods of disposition by the Sellers set forth in the Registration Statement.

(f) Parent shall furnish to the Seller Agent, on behalf of each Seller with respect to the Registrable Securities registered under the Registration Statement, such number of copies of prospectuses and such other documents as each such Seller may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Securities by such Seller; provided, however, that such materials may be delivered in electronic format.

(g) Parent shall use its best efforts to (i) file documents required of Parent for normal blue sky clearance in all states where an exemption is not available and as the Sellers may reasonably request, (ii) to keep such registration or qualification in effect for so long as the Registration Statement remains in effect, and (iii) to take any and all other actions which may be necessary or advisable to enable the Sellers to consummate the disposition in such jurisdictions of the Registrable Securities to be sold by the Sellers; provided, however, that Parent shall not be required to qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.6.

(h) Parent shall promptly notify the Seller Agent, on behalf of each Seller:

(i) when the Registration Statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration or any post-effective amendment, when the same has become effective;

(ii) of the receipt by Parent of any written comments from the SEC or receipt of any written request by the SEC for additional information with respect to any registration statement or the prospectus related thereto or any written request by the SEC for amending or supplementing the registration statement and the prospectus used in connection therewith;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose;

(iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose; and

(v) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and in the event of the occurrence of any such event, promptly prepare and furnish, at Parent’s expense, to the Sellers, a number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, provided, however, that that such materials may be delivered in electronic format.

(i) Parent shall provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement.

(j) Parent shall use its best efforts to cause all Registrable Securities covered by the Registration Statement to be listed on the principal securities exchange on which similar securities issued by Parent are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange.

(k) Parent shall use its best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement.

(l) Parent shall cause its officers and employees to participate in, and to otherwise facilitate and cooperate with the preparation of the Registration Statement and prospectus and any amendments or supplements thereto, taking into account the Company’s business needs.

(m) Parent shall, if Parent and its counsel conclude that any such action does not violate or will not result in the violation of, any applicable law, regulation or regulatory instruction, cooperate with the Sellers to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance in accordance with the instructions of the Sellers prior to the settlement of any sale of Registrable Securities and instruct any transfer agent or registrar of Registrable Securities to release any stop transfer orders in respect thereof.

(n) Parent shall bear all expenses in connection with the procedures in paragraphs (a) through (n) of this Section 4.6 and the registration of the Registrable Securities pursuant to the Registration Statement, other than fees and expenses, if any, of counsel or other advisers to the Sellers with respect thereto, or underwriting fees or discounts, brokerage fees and commissions incurred by the Sellers, if any.

(o) In the event of a registration of any offering of any of the Registrable Securities under the Securities Act pursuant to this Section 4.6, Parent will indemnify and hold harmless the Sellers and their permitted assign(s) against any Losses, to which the Seller or their assignees may become subject under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Seller or assignee for any legal or other expenses reasonably incurred by the Seller or assignee in connection therewith, including reasonable attorneys’ fees; provided, however, that Parent will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or omission so made in conformity with information furnished in the Investor Questionnaire or in writing by the Sellers or assignee in the or specifically for use in such Registration Statement.

(p) In the event of a registration of any offering of any Registrable Securities under the Securities Act pursuant to this Section 4.6, each Seller will severally, and not jointly, indemnify and hold harmless Parent, its directors, officers, agents and employees, each Person who controls Parent (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents and employees of such controlling Persons, against any Losses, to which Parent or such Person may become subject under the Securities Act or otherwise, if and to the extent such Losses arise out of or are based upon any untrue statement or omission made in conformity with information furnished in the Investor Questionnaire or in writing by such Seller or his or her permitted assignee(s) specifically for use in such Registration Statement, and will reimburse Parent or such Person for any legal or other expenses reasonably incurred by Parent or such Person in connection therewith, including reasonable attorneys’ fees, provided, however, the liability of the Seller or assignee hereunder, shall not in any event exceed the proceeds from the sale of the Registrable Securities covered by such Registration Statement.

(q) Contribution. If for any reason the indemnification provided for in this Section 4.6 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then, in lieu of the amount paid or payable under this Section 4.6, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand, and the indemnified party on the other, with respect to the statements or omissions which resulted in such Loss, as well as any other relevant equitable considerations, or (ii) if the allocation provided clause (i) above is not permitted by applicable law or if the allocation provided in this clause (ii) provides a greater amount to the indemnified party than clause (i) above, in such proportion as shall be appropriate to reflect not only the relative fault but also the relative benefits received by the indemnifying party and the indemnified party from the offering of the securities covered by such registration statement as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, Knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 4.6(q) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentence of this Section 4.6(q). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 4.6 shall be deemed to include any legal or other expenses reasonably incurred.

(r) For so long as Parent is subject to the reporting requirements of Section 13 or 15 of the Exchange Act and any of Parent Common Stock constituting the Registrable Securities is not freely tradable under Rule 144(k) of the Securities Act, Parent will use reasonable efforts to file the reports required to be filed by it under the Securities Act and Section 13(a) or 15(d) of the Exchange Act and the rules and regulations adopted by the SEC thereunder, or, if Parent ceases to be so required to file such reports, it will, upon the request of the Sellers, (i) make publicly available such information as is necessary to permit sales of the Registrable Securities pursuant to Rule 144 under the Securities Act and (ii) take such further action that is reasonable in the circumstances, in each case, to the extent required from time to time to enable the Sellers to sell the Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act. Parent agrees that it will not effect any disposition of the Registrable Securities except as contemplated in the Registration Statement or as otherwise permitted by applicable law and by this Agreement.

Notwithstanding any of the foregoing, it shall be a condition precedent to the obligations of Parent to take any action pursuant to paragraphs (a) through (r) of this Section 4.6 that (i) each Seller shall furnish to Parent such information regarding itself, the Registrable Securities to be sold by each Seller, and the intended method of disposition of such Registrable Securities as shall be required to effect the registration of the Registrable Securities, all of which information shall be furnished to Parent in writing specifically for use in the Registration Statement and (ii) registration pursuant to this Section 4.6 is expressly required by Section 4.3(b) hereof.

Section 4.7 Suspension Events. Notwithstanding anything to the contrary in Section 4.6, each Seller agrees that upon a Suspension Event and Parent’s delivery of notice pertaining thereto, then each Seller and its assignees will forthwith refrain from and discontinue such Seller’s or assignee’s disposition of any Registrable Securities pursuant to the Registration Statement until the time of such Seller’s receipt of copies of a supplement to or an amendment of such prospectus that has been prepared and filed by Parent or until such Seller is advised in writing by Parent that the current Registration Statement may be used. The notice shall include an estimate, subject to the Knowledge of Parent, of the duration of the Suspension Event. The receipt of any notice by the Sellers with respect to a Suspension Event shall not be disclosed, and shall be kept in strict confidence, by the Sellers or their assignees, except to the extent necessary to enable the Sellers or their assignees to comply with this Section 4.7 or to comply with applicable law or legal process. For the purposes of this Agreement, a suspension event shall mean any of the following events (each, a “Suspension Event”):

(a) the issuance by the SEC or any other Governmental or Regulatory Authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose,

(b) the receipt by Parent of any notification with respect to the suspension or the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose,

(c) any event or circumstance which necessitates the making of any changes in the Registration Statement, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus included in the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or

(d) a good faith determination of Parent that continued use by the Sellers of the Registration Statement for purposes of effecting offers or sales of the Registrable Securities pursuant thereto would require, under the Securities Act, premature disclosure in the Registration Statement of material, nonpublic information concerning Parent, its business or prospects or any proposed material transaction involving Parent and that it is necessary to suspend the use by the Sellers of such Registration Statement for purposes of effecting offers or sales of the Registrable Securities thereto.

Section 4.8 Lockup. Each Seller agrees that for a period of one hundred eighty (180) days after the Closing Date, such Seller will not, without the prior written consent of Parent,

which consent may be withheld by Parent in its sole discretion, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or, except pursuant to Section 4.6, file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock, or warrants or other rights to purchase Parent Common Stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock, or warrants or other rights to purchase Parent Common Stock, whether any such transaction is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect, within such 180-day period, any transaction specified in clause (i) or (ii); provided, however, that each Seller may sell up to forty percent (40%) of the Closing Shares received by such Seller.

Section 4.9 License Back. Contingent upon the occurrence of the Closing, in the event that Parent (including its Affiliates acting on their behalf or under its control, licensees and strategic partners) abandons development of all Products in the Field of Use, upon a written request from the Seller Agent Parent shall, and shall use commercially reasonable efforts to cause its Affiliates and licensees and strategic partners in the Field of Use, pursuant to a noncancelable, perpetual, world-wide, sublicensable and exclusive license to be granted to an entity owned by the Sellers or by their designee, license to such entity the Columbia License and the Intellectual Property of Parent, its Affiliates, its licensees and strategic partners in the Field of Use that, in each case, is related solely to such Products, solely for utilization in the Field of Use and consistent with the Columbia License. In exchange for such license, the Sellers, through such entity owned by them, shall pay to Parent the following payments:

1. Filing of IND or equivalent for the first Product:	$5,000,000

2. Approval of NDA or equivalent for the first Product:	$5,000,000

3. Approval in EU for the first Product:	$2,000,000

4. Approval in Japan for the first Product:	$2,000,000

5. Royalties:	7% of Net Sales of all Products

Section 4.10 Confidentiality. Any information obtained by any party hereto, or its officers, directors, employees, agents or representatives, regarding the other party hereto (including, without limitation, its business, operations and projections) in connection with the negotiation, execution and performance of this Agreement, the consummation of the transactions contemplated hereby, or otherwise, shall be referred to herein as “Confidential Information.” The Parties hereto agree to keep confidential the Confidential Information; provided, however, that such Confidential Information may be disclosed to a representative of a party hereto (or to

Columbia University as required in connection with the Columbia License, provided that Columbia agrees in writing to be bound by confidentiality obligations substantially similar to the obligations contained in this Section 4.10) for the purpose of consummating the transactions contemplated by this Agreement (it being agreed that all such representatives shall be informed by such party of the confidential nature of such information and each party shall be liable for any breach of this Section 4.10 by its representatives). Confidential Information shall not include those portions of the Confidential Information that a party can demonstrate (i) are or have become generally available to the public other than as a result of the disclosure by such party or such party’s representatives in violation of this Section 4.10; (ii) become available to a party on a nonconfidential basis from a source (other than another party hereto or its representatives) which, to such party’s Knowledge, is not prohibited from disclosing such Confidential Information by a legal, contractual or fiduciary obligation or (iii) was in such party’s possession prior to being furnished to such party or such party’s representatives by another party hereto or another party’s representatives. Notwithstanding the foregoing, no party shall be prohibited from disclosing Confidential Information after such party has been advised by legal counsel that such party is required by Law or legal process to disclose such Confidential Information and to the extent required by the policies or procedures of any university that employs any Seller, such Seller may disclose the existence and terms of this Agreement to such university, provided, that, such Seller makes good faith efforts to obtain university’s agreement not to use such Confidential Information except in assessing such Seller’s compliance with the policies and procedures of such university, and not to disclose all or any part of the Confidential Information in any form to any third party. Should this occur, the disclosing party shall notify the other party in writing of this fact prior to making any such disclosure and provide the other party with an opportunity to seek a protective order or other permission from the applicable Governmental or Regulatory Authority to avoid making such disclosure.

Section 4.11 Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; except that if the Closing occurs, Parent shall pay all reasonable and documented fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement (including legal, Seller Agent and accounting fees and any bonuses paid to officers or other employees of the Company in connection with the consummation of the transaction contemplated hereby) (collectively, “Company Transaction Expenses”); provided that any excess of Company Transaction Expenses above One Hundred Ninety Thousand Dollars ($190,000) in the aggregate (such excess amount, which includes the Parent Paid Expenses, and any expenses payable by the Company with respect to legal services as set forth in the Disclosure Schedule, including, without limitation, Section 2.6 thereof, the “Stockholder Expense Amount”) shall reduce the number of Closing Shares payable to the Sellers as of the Closing in accordance with Section 1.8, and, if the Closing does not occur, be borne by the Company. Notwithstanding the foregoing, in no event shall Parent be obligated for any portion of the Stockholder Expense Amount not fully offset by a corresponding reduction in the number of Closing Shares.

Section 4.12 Stock Restriction Agreements. On or before the Closing Date, the Company shall cause each of Christiano, Carroll, and Jahoda to, and each of Christiano, Carroll and Jahoda shall, execute a stock restriction agreement substantially in the forms attached as Exhibits H, I and J, respectively (each, a “Stock Restriction Agreement”);

Section 4.13 In Vivo Efficacy. The Company shall use its best efforts to achieve In Vivo Efficacy on or before the Closing Date provided that reasonable expenses of such efforts shall be funded and borne by Parent, it being agreed that all expenses incurred in accordance with the Research Plan will be deemed prima facie reasonable. As used in this Agreement and any Exhibits hereto, “In Vivo Efficacy” means reproducible efficacy (at least as efficacious with siRNA as the data published in the March 2004 publication from Christiano’s lab (Exp. Dermatology, 2004, 13, 155) with DNAzymes) pursuant to the Research Plan using Parent’s chemically modified siRNAs targeting the hairless gene. In addition to funding and bearing the foregoing expenses, Parent shall pay the Company at the Closing a consulting fee, at the rate of twenty-five thousand dollars ($25,000) per annum for the period from the date hereof until the earlier of the Closing or termination of this Agreement pursuant to Section 7.1, in consideration of the Company’s services with respect to the In Vivo Efficacy study to be conducted by the Company.

(a) The Company shall only use the Materials as required to execute the Research Plan and for no other purpose. The Company acknowledges and agrees that the Materials (including any progeny or derivatives thereof) and all of Sirna’s Intellectual Property associated with the Materials shall be exclusively owned by Parent (collectively, “Rights in Materials”). In the event the Company acquires any rights in or to any Rights in Materials, the Company hereby assigns all such rights to Parent with no additional consideration and agrees perform all reasonable acts necessary to perfect or enforce such rights. Rights in Materials shall be considered Parent’s Confidential Information under this Agreement.

(b) For purposes of assisting Parent in assessing the progress of the Company towards achieving In Vivo Efficacy, the Company shall provide to Parent reasonable access to all Sirna Enabled Data and shall promptly deliver to Parent all reports and other documentation related to or including any Sirna Enabled Data. Except for its interest in the Sirna Enabled Data, Company shall have no right to Parent’s Intellectual Property of any kind, including without limitation any of Parent’s Rights in Materials. Except as set forth in Section 7.4, the parties agree that the Company will own any and all data, results, intellectual property and all other rights arising out of, or in connection with, the inhibition of hair growth arising out of the research, development or other activities of the Company at the Lab (regardless of whether such rights result from Parent’s funding or provision of the Materials), including, without limitation, all data, research, intellectual property and other rights arising out of, or as a result of, the In Vivo Efficacy Study and any and all Sirna Enabled Data.

Section 4.14 Parent Insider Policy. The Company shall cause, on or before the Closing Date, all Sellers who agree to provide services to, or be employed by, Parent or the Acquired Corporation, to execute the form of Parent Insider Trading Policy attached hereto as Exhibit K (the “Parent Insider Trading Policy”).

Section 4.15 Location of Acquired Corporation. Immediately following the Closing, Parent will hold the Acquired Corporation as a subsidiary, which will be used to research and develop RNAi-based products for promotion or inhibition of hair growth. Subject to the occurrence of Closing, Parent will ensure that the operations of the Acquired Corporation will be based in Boulder, Colorado, at a minimum for the nine (9) months following the Closing Date. Subsequent to such nine-month period, Parent will make commercially reasonable efforts to relocate the operations of the Acquired Corporation to a major biotechnology center in the United States.

Section 4.16 License of Trade Name. Parent will and will cause the Acquired Corporation to enter into a licensing agreement with Christiano, in form and substance reasonably acceptable to the parties thereto, and effective upon the Closing, pursuant to which Parent will grant a perpetual, fully paid, worldwide exclusive license to the trade name “Skinetics” and “Skinetics Biosciences” to Christiano for no additional consideration and will, if not already the case, rename the Acquired Corporation to a name which does not include “Skinetics”.

Section 4.17 Public Disclosure. Unless otherwise required by Law (including federal and state securities Laws) or legal process or, as to Parent, by the rules and regulations of the National Association of Securities Dealers, Inc., prior to the Closing Date, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release. Parent and the Company agree to consult with each other as to the contents of the public disclosure prior to its release.

Section 4.18 Approvals. The Company shall use commercially reasonable efforts to obtain all Approvals from Governmental or Regulatory Authorities or under any of the Contracts, licenses or other agreements to which it is a party as may be required in connection with the transactions contemplated hereby (all of which Approvals are identified in the Company Disclosure Schedule) so as to preserve all rights of and benefits to the Company thereunder, and Parent shall provide the Company with such assistance and information as is reasonably required to obtain such Approvals.

Section 4.19 Notification of Certain Matters. (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, after it becomes known to the Company or Parent, as applicable, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Parent, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at the Closing Date and (ii) any failure of the Company or Parent, respectively, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; and (b) each Seller shall give prompt notice to Parent after (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such Seller contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any failure of such Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by him and her hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.19 shall not limit or otherwise affect any remedies available to the party receiving such notice.

Section 4.20 Company Affiliate Agreements. Section 4.20 of the Company Disclosure Schedule sets forth those persons who, in the Company’s reasonable judgment following consultation with legal counsel and accounting advisors, are or may be “affiliates” of the Company within the meaning of Rule 145 under the Securities Act (the “Company affiliates”) and includes each “Affiliate” of the Company as such term is defined in ARTICLE IX. The

Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent on or prior to the Closing from each of the Company affiliates an executed Company Affiliate Agreement, in the form attached hereto as Exhibit L (each, a “Company Affiliate Agreement”), to the extent such Company affiliates have not executed and delivered Company Affiliate Agreements contemporaneously with the execution and delivery of this Agreement. The Company agrees that if any Person would have been a Company Affiliate had such Person been an officer, director or stockholder of the Company as of the date of this Agreement, the Company shall cause such Person to execute and deliver to the Company and Parent a Company Affiliate Agreement promptly upon such Person attaining such status.

Section 4.21 Additional Documents and Further Assurances; Cooperation. Parent, each of the Sellers and the Company, at the request of Parent (in the case of the Company or any Seller) or the Company (in the case of Parent), shall execute and deliver such other instruments and shall use commercially reasonable efforts to do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all Approvals of any Governmental or Regulatory Authority or Person required in connection with this Agreement and the transactions contemplated hereby; provided, however, that Parent shall not be obligated to consent to any divestiture or operational limitation or activity in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such Approval) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions set forth in ARTICLE V to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

Section 4.22 Tax Matters.

(a) Parent shall have no liability, and Parent makes no representations or warranties to the Company or to any Seller regarding (i) the Tax treatment of the transactions contemplated by this Agreement or (ii) any of the Tax consequences to the Company or any Seller in connection with this Agreement or any of the other transactions or agreements contemplated hereby. The Company and the Sellers acknowledge that the Company and the Sellers are relying solely on their own Tax advisors in connection with this Agreement and the other transactions or agreements contemplated hereby.

(b) The Sellers and Parent agree that the Acquired Corporation will file its Tax Returns for Income Tax for the period commencing January 1, 2004 (and, as the case may be, for the period commencing January 1, 2005) and ending on the Closing Date. The Tax Returns for Income Tax for such short taxable year shall be prepared by the Seller Agent, at the reasonable expense of the Acquired Corporation. Parent and the Acquired Corporation will execute such consents and other documents as may be necessary or appropriate in order to effect the foregoing under the Internal Revenue Code of 1986, as amended, and regulations thereunder and under the laws of the State and City of New York.

(c) Parent shall promptly notify the Seller Agent in writing upon receipt of notice of any pending or threatened Tax audits or assessments which to the Knowledge of Parent affect the Tax liabilities of the Company or the Sellers. The Seller Agent shall have the sole right to represent the Company’s interest and the Sellers’ interest in any Tax audit or administrative or court proceeding relating to income taxes for periods ending on or before the Closing Date, provided that Parent shall be entitled to participate in any audit or proceeding and to approve the disposition thereof to the extent it could affect the liability of Parent, the Company or Acquired Corporation for any Taxes that are not fully covered by the Sellers’ indemnification obligations under this Agreement.

(d) After the Closing Date, each of Parent and the Acquired Corporation shall make available to the other and to any Tax authority, as reasonably requested, all information, books, records, and documents relating to Tax liabilities or potential Tax liabilities of the Company and shall preserve all such information, books, records, and documents until the expiration of any applicable statute of limitations or extension thereof.

Section 4.23 Delivery of Stock Ledger and Minute Book of the Company. The Company shall deliver its stock ledger and minute book to Parent at the Closing.

Section 4.24 FIRPTA. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

Section 4.25 Columbia License.

(a) Subject to Schedule 4.25, Parent and the Company shall in good faith use commercially reasonable efforts to negotiate a license agreement with Columbia University on behalf of Parent (and to be entered into between Columbia University and Parent), pursuant to which Columbia University will grant to Parent the exclusive rights to all of Columbia University’s Intellectual Property relating to RNAi-based targeting of genes involved in the hair growth pathway for the purposes of inhibition of hair growth and other human applications, under terms and conditions reasonably acceptable to Parent and the Sellers (the “Columbia License”). This Section 4.25(a) shall survive the Closing Date until the Expiration Date.

(b) Except as contemplated by Section 4.25(a), each of Parent and the Company agree that neither it nor any controlled Affiliate shall, without the other party’s prior written consent (which consent shall not be unreasonably withheld) enter into an agreement with Columbia University with respect to the acquisition, license, or other transfer of Columbia University’s intellectual property rights in the Field of Use prior to the Closing.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of Each Party Consummate Transaction. The respective obligations of Parent and the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Governmental and Regulatory Authority Approvals. All Governmental or Regulatory Authority Approvals necessary for consummation of the transactions contemplated hereby shall have been obtained.

(b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; nor shall any law or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby that would prohibit the consummation of such transactions.

(c) Stockholder Approval. Each stockholder of the Company shall have consented to and approved the transactions contemplated hereby and no such consent or approval shall have been revoked, in whole or in part.

Section 5.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall each be true, accurate, correct and complete in all material respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, accurate, correct and complete in all material respects as of such specified earlier date).

(b) Performance. Parent shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent at or before the Closing.

(c) Officers’ Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date and executed by its President and Chief Executive Officer, substantially in the form set forth in Exhibit M hereto.

Section 5.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) In Vivo Efficacy. Parent shall have received evidence to its reasonable satisfaction that the Company has achieved In Vivo Efficacy.

(b) Representations and Warranties. The representations and warranties of each of the Sellers and the Company contained in this Agreement shall each be true, accurate, correct and complete in all material respects as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, accurate, correct and complete in all material respects as of such specified earlier date).

(c) Performance. The Company shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.

(d) Officers’ Certificates; Sellers’ Certificates. The Company shall have delivered to Parent a certificate, dated the Closing Date and executed by the President and Chief Executive Officer of the Company, substantially in the form set forth in Exhibit N-1 hereto. Each Seller shall have delivered to Parent a certificate, dated the Closing Date and executed by such Seller, substantially in the form set forth in Exhibit N-2 hereto.

(e) Outstanding Liabilities. The Company shall have delivered to Parent a correct and complete list, certified by its President and Chief Executive Officer, setting forth (i) the aggregate amount of the Company’s outstanding payables, and any other amounts owing by the Company, whether or not then due, (broken down by each individual payable or any such other amount owing) as of the Closing, and the Excess Amount, if any, and (ii) the aggregate amount of the Company Transaction Expenses (broken down by each individual expense) as of the Closing, and the Stockholder Expense Amount, if any.

(f) Delivery of Agreements.

(i) Each Seller who intends to provide services to, or be employed by, Parent or the Acquired Corporation shall have executed and delivered to Parent a Parent Insider Trading Policy.

(ii) Each of Christiano, Carroll and Jahoda shall have entered into the respective Stock Restriction Agreement.

(iii) Each Seller shall have executed and delivered to Parent an Investor Questionnaire; and each Investor Questionnaire shall be true and correct in all material respects as of the Closing Date.

(iv) Each Seller shall have executed a non-solicitation and inventions agreement with the Company in the form attached hereto as Exhibit O (each, an “Invention Agreement”) and each such Invention Agreement shall be in full force and effect.

(g) No Breach of Agreements; Agreements in Full Force and Effect.

(i) No breach of any Company Affiliate Agreement shall have occurred and be continuing, and each Company Affiliate Agreement shall be in full force and effect.

(ii) No breach of the Christiano Consulting Agreement shall have occurred and be continuing; and the Christiano Consulting Agreement shall be in full force and effect.

(iii) No breach of the Carroll Employment Agreement shall have occurred and be continuing; and the Carroll Employment Agreement shall be in full force and effect.

(iv) No breach of any Non-Competition Agreement shall have occurred and be continuing; and each Non-Competition Agreement shall be in full force and effect.

(h) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by the Sellers. The Sellers shall severally but not jointly indemnify Parent in respect of, and hold it harmless against, any and all Losses incurred or suffered by the Acquired Corporation, Parent or any Affiliate thereof (such indemnity obligations, other than pursuant to Section 6.1(b) and Section 6.1(d), to be apportioned pro rata in accordance with the Seller’s respective Seller’s Percentage) resulting from, relating to or constituting:

(a) (i) any breach of any representation or warranty of the Company contained in this Agreement, any Ancillary Agreement, or any other agreement or instrument furnished by the Company or any Seller to Parent pursuant to this Agreement, and (ii) any Excess Amount to the extent not deducted from the Closing Shares, but only, in the case of this clause (a)(ii), if a claim in respect of such Loss is made pursuant to Section 6.3 prior to the date that is eighteen (18) months following the Closing Date; provided, however, in no event shall the Sellers’ aggregate liability under this Section 6.1(a) and Section 6.1(b) exceed twenty percent (20%) of the aggregate value of all Closing Shares and Contingent Consideration paid to the Sellers (the “20% cap”);

(b) any breach of any representation or warranty of any Seller contained in Article 2A of this Agreement, provided, however, (i) a Seller shall have an indemnification obligation only with respect to a breach of his or her representation or warranty and (ii) in no event shall the Sellers’ aggregate liability under this Section 6.1(b) and Section 6.1(a) exceed the 20% cap;

(c) any failure to perform any covenant or agreement of the Company contained in this Agreement, any Ancillary Agreement, or any other agreement or instrument furnished by the Company or any Seller to Parent pursuant to this Agreement; provided, however, in no event shall the Sellers’ liability under this Section 6.1(c) exceed the aggregate value of all Closing Shares and Contingent Consideration paid to the Sellers (the “100% cap”);

(d) a breach by any Seller of the representations and warranties under Section 2A.4; provided that a Seller shall have an indemnification obligation only with respect to his or her own breach (up to the full amount of the Transaction Consideration received by such Seller, notwithstanding anything to the contrary in this Agreement) and not for the breach of any other Seller;

(e) any claim by a stockholder or former stockholder of the Company, or any other Person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of

Incorporation or Bylaws of the Company or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

(f) any Stockholder Expense Amount to the extent not deducted from the Closing Shares; or

(g) any liability for Taxes required to be paid (or to have been withheld) with respect to the receipt of the Transaction Consideration paid to the Sellers pursuant to this Agreement, and any Taxes of the Company for periods (or portions thereof) ending on or prior to the Closing Date; provided, however, in no event shall the Sellers’ liability under this Section 6.1(g) (other than with respect to withholding tax) exceed twenty percent (20%) of the aggregate value of all Closing Shares and Contingent Consideration paid or payable to the Sellers; provided further that Sellers shall not be liable with respect to the Transaction Consideration paid to the Sellers pursuant to this Agreement for (i) the employer’s share of any FICA, Medicare Taxes or other Taxes imposed on the employer or (ii) interest or penalties for failure to withhold (a) to the extent such withholding was required consistent with the Final Allocation or (b) to the extent such failure to withhold would not have occurred had withholding been done consistent with Seller’s Proposed Allocation; it being understood that reference to penalties does not include the amount of tax required to be withheld. Each Seller’s liability for any withholding Taxes pursuant to this Section 6.1(g) shall be limited to withholding Taxes with respect to the consideration paid to such Seller and no Seller shall have an indemnification obligation hereunder for withholding Taxes with respect to consideration paid to another Seller.

In the event that Parent suffers an Unreimbursed Loss and the Sellers subsequently become entitled to Contingent Consideration, then the 20% cap and the 100% cap shall be re-calculated to include any such additional consideration and Parent shall be entitled to additional payments under Section 6.1(a), Section 6.1(b), or Section 6.1(c), as applicable, subject to the re-calculated caps, in which case Parent shall be entitled to exercise its right of offset pursuant to Section 8.6 (a) in the case of Unreimbursed Losses relating to Section 6.1(a) or Section 6.1(b), against 20% of any subsequent payments of Contingent Consideration that would otherwise be paid to the Sellers, until all such Unreimbursed Losses in respect thereof have been satisfied and (b) in the case of Unreimbursed Losses relating to Section 6.1(c), against all of any subsequent payment of Contingent Consideration that would otherwise be paid to the Sellers, until all such Unreimbursed Losses in respect thereof have been satisfied.

Except in the case of fraud or willful misrepresentation, no Seller shall be liable under this Agreement for more than his or her pro rata share (based on his or her Seller’s Percentage) of (a) the Transaction Consideration paid if the Closing occurs and (b) the Share Termination Fee, if any, paid to the Company pursuant to Section 7.3 of this Agreement. If the Company is unable to satisfy any of the closing conditions set forth in Section 5.1 or Section 5.3 and provides written notice of such inability in an exhibit to (or in lieu of) the officer’s certificate to be delivered by the Company to Parent pursuant to Section 5.3(d), which notice explains in reasonable detail the existence of and the circumstances surrounding such inability, and Parent waives the applicable closing condition and allows the Closing to occur, then Parent shall have no claim for indemnification under this Section 6.1 with respect to any Losses resulting from such failure if the aggregate value of such Losses equals or is less than two-hundred fifty thousand dollars ($250,000) but if the aggregate value of such Losses exceeds two-hundred fifty thousand dollars ($250,000) Parent shall be indemnified for the full amount of such Losses, subject to any applicable limitations in this Section 6.1 other than the limitations of this sentence. Notwithstanding anything herein to the contrary, Sellers have no obligation to indemnify or hold harmless Parent under this ARTICLE VI unless and until the aggregate Losses for which Sellers would have an indemnification obligation under this Agreement Article VI exceed twenty-five thousand dollars ($25,000), in which case Sellers’ indemnification obligations shall be for the full amount of the Losses subject to the applicable limitations in this Section 6.1 other than the limitations of this sentence.

Any Seller may satisfy any of its indemnification obligations hereunder by payment to Parent in cash, in shares of Parent Common Stock, or in any combination of cash or shares of Parent Common Stock. To the extent that a Seller uses shares of Parent Common Stock, the “value” of the Closing Shares, Contingent Shares and Net Sales Earnout Shares shall be the price assigned to such shares for purposes of determining the number of such shares Parent issued to the Sellers. Any Seller satisfying any of his or her indemnification obligations hereunder by payment to Parent in shares of his or her Parent Common Stock may pay such obligations in shares that are Unvested Shares (as defined in the Restriction Agreement) provided that the ratio the value of such payment comprised of Unvested Shares to the total value of such payment may not exceed the ratio, as of the date Parent (as determined pursuant to Section 8.3 gives written notice of a claim or proceeding to the Indemnifying Party pursuant to Section 6.3) of such Seller’s Unvested Shares to the sum of all Closing Shares, Contingent Shares and Net Earnout Shares received by such Seller.

Section 6.2 Indemnification by Parent. Parent shall indemnify the Sellers in respect of, and hold them harmless against, any and all Losses incurred or suffered by the Sellers resulting from, relating to or constituting:

(a) any breach of any representation or warranty of Parent contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by Parent to the Company pursuant to this Agreement or

(b) any failure to perform any covenant or agreement of Parent contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by Parent to the Company pursuant to this Agreement.

Section 6.3 Procedure. The party who is seeking indemnification with respect to any Loss (the “Indemnified Party”) shall give written notice to the party or parties from whom indemnification is sought (the “Indemnifying Party”) promptly after the Indemnified Party learns of the claim or proceeding, which notice shall provide reasonable detail and specificity as to the claim or proceeding and the amount of damages sought in such claim or proceeding; provided that, the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it is actually damaged thereby. With respect to any third-party claim or proceeding as to which the Indemnified Party is entitled to indemnification, the Indemnifying Party shall have the right to elect in writing to defend such claim or proceeding, to select and employ counsel of its own choosing to defend against any such claim or proceeding, to assume control of the defense of such claim or proceeding, and to compromise, settle or otherwise dispose of the same, if the Indemnifying Party deems it advisable to do so, all at the sole cost and expense of the Indemnifying Party. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding. The Indemnified Party may elect to participate in the defense of any such third-party claim, and may, at its sole expense, retain separate counsel in connection therewith. Notwithstanding the foregoing, if, within three (3) days of receiving written notice of a claim or proceeding from the Indemnified Party, the Indemnifying Party elects in writing not to contest such claim or proceeding or fails to make any election, the Indemnified Party will (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense of, the Indemnifying Party; provided that, (i) the Indemnified Party, even if undertaking its own defense, shall not settle or compromise any third-party claim without the prior written consent of the Indemnifying Party and (ii) in the event that the Indemnifying Party elects to defend such claim or proceeding in accordance with this Section 6.3, the Indemnifying Party shall not settle or compromise any third-party claim without the prior written consent of the Indemnified Party, in each case of clauses (i) and (ii) which consent shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party may settle a third-party claim without the prior written consent of the Indemnified Party if (x) the Indemnified Party is not required to make any payment, (y) the party or parties making the claim execute a full release of the Indemnified Party and (z) there is not in effect any injunction applicable to the Indemnified Party related to the third-party claim.

Section 6.4 Survival. This Article VI shall survive any termination of this Agreement.

Section 6.5 Survival of Representations and Warranties; Investigation. All representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall (a) survive the Closing and (b) expire on the date eighteen (18) months following the Closing Date except that (i) the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.3, Section 3.1 and Section 3.2 shall survive the Closing without limitation. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, a written notice of a claim pursuant to Section 6.3 hereof based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which such written notice of claim has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. Except as otherwise expressly set forth in the second sentence of the last paragraph of Section 6.1, the rights to indemnification set forth in this ARTICLE VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any Knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

Section 6.6 No Right of Contribution. No Seller shall have any right of contribution against the Company or the Acquired Corporation with respect to any breach by the Company prior to the Closing Date of any of its representations, warranties, covenants or agreements.

Section 6.7 Seller Agent. For purposes of this Agreement, each Seller appoints Shaw as his or her representative and the attorney-in-fact for and on behalf of each such Seller, and the taking by the Seller Agent of any and all actions and the making of any decisions required or permitted to be taken by him or her under this Agreement, including the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to any claims pursuant to this Agreement; (ii) resolve any claims pursuant to this Agreement; (iii) without limiting the generality of the foregoing, agree to, negotiate, enter into settlements and compromises of any matters pursuant to Section 1.6 hereof, and (iv) take all actions necessary in the judgment of the Seller Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. Accordingly, the Seller Agent shall have unlimited authority and power to act on behalf of each Seller with respect to this Agreement and the disposition, settlement or other handling of all claims with respect hereto, including, claims with respect to the Contingent Consideration or Net Sales Earnout Consideration, and other rights or obligations arising from and taken pursuant to this Agreement. The Sellers will be bound by all actions taken by the Seller Agent in connection with this Agreement, and Parent shall be entitled to rely on any action or decision of the Seller Agent. Without limiting the generality of the foregoing, each decision, act, consent or instruction of the Seller Agent will constitute a decision of all the Sellers to whom a portion of the Contingent Consideration or Net Sales Earnout Consideration may otherwise be payable and will be final, binding and conclusive upon each of such Sellers, and Parent may rely upon any such decision, act, consent or instruction of the Seller Agent as being the decision, act, consent or instruction of each and every such Seller. Parent is hereby relieved from any liability to any Seller for any acts done by it in accordance with such decision, act, consent or instruction of the Seller Agent. The Seller Agent will incur no liability with respect to any action taken or suffered by her in reliance upon any notice, direction, instruction, consent, statement or other document believed by her to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except for action or inaction constituting willful misconduct or bad faith. In all questions arising under this Agreement, the Seller Agent may rely on the advice of counsel, and the Seller Agent will not be liable to anyone for anything done, omitted or suffered in good faith by the Seller Agent based on such advice. The Seller Agent will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. At any time, a majority in interest of the Sellers may appoint a new Seller Agent by written consent by sending notice and a copy of the written consent appointing such new Seller Agent(s) signed by holders of a majority in interest of the Sellers to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent (or, if after the Closing, the Acquired Corporation).

Section 6.8 Exclusive Remedy. Except as expressly provided otherwise in this Agreement, equitable or injunctive relief or specific performance, or remedies for fraud or willful misrepresentation, the indemnification provisions set forth in this ARTICLE VI shall be the sole and exclusive remedy for breaches of representations, warranties, or covenants of the Company or the Sellers prior to the Closing.

ARTICLE VII

TERMINATION

Section 7.1 Termination of Agreement. The parties may terminate this Agreement prior to the Closing, as provided below:

(a) the parties may terminate this Agreement by mutual written consent;

(b) Parent may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 5.1 or Section 5.3 not to be satisfied and (ii) is not cured within thirty (30) days following delivery by Parent to the Company of written notice of such breach;

(c) the Company may terminate this Agreement by giving written notice to Parent in the event Parent is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 5.1 or Section 5.2 not to be satisfied and (ii) is not cured within thirty (30) days (or ten (10) days with respect to Section 1.8) following delivery by the Company to Parent of written notice of such breach;

(d) Parent may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before April 1, 2005 by reason of the failure of any condition precedent under Section 5.1 or Section 5.3 (unless the failure results primarily from a breach by Parent of any representation, warranty or covenant contained in this Agreement) or

(e) the Company may terminate this Agreement by giving written notice to Parent if the Closing shall not have occurred on or before April 1, 2005 by reason of the failure of any condition precedent under Section 5.1 or Section 5.2 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

Section 7.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any party for breaches of this Agreement, Section 7.3, any Ancillary Agreement that pursuant to its terms survives termination of this Agreement, or Section 4.6, Section 4.7, 0, Section 4.11, Section 4.13, Section 4.17, ARTICLE VI, this Section 7.2, Section 7.4, Section 7.5, Section 8.3, Section 8.4, Section 8.5, or Section 8.9 ).

Section 7.3 Termination Fee.

(a) Upon the termination of this Agreement pursuant to Section 7.1, the Company shall have the right to receive the Escrow Shares or a portion thereof (the “Share Termination Fee”) in accordance with the following provisions:

(i) Escrow Shares having a value of One Hundred Thousand Dollars ($100,000) (calculated in accordance with Section 1.7(a) shall be released to the Company if this Agreement is terminated by Parent pursuant to Section 7.1(b) and the remaining Escrow Shares held in Escrow shall be released to Parent.

(ii) The full amount of the Escrow Shares shall be released to the Company if this Agreement is terminated pursuant to Section 7.1(a), Section 7.1(c), Section 7.1(d) or Section 7.1(e).

(b) Additionally, upon the termination of this Agreement pursuant to Section 7.1, all amounts outstanding under the Research Loan payable by the Company shall be forgiven by Parent.

(c) Any payment of the Share Termination Fee under this Section 7.3 shall be conditioned upon and subject to the execution by the Company and each of the Sellers of the Company of a Settlement and Release Agreement, a form of which is attached hereto as Exhibit P (each a “Release Agreement”); if either the Company or any of the Sellers fail to execute and deliver to Parent a Release Agreement within thirty (30) days after the date this Agreement is terminated, the Escrow Agent shall release all the Escrow Shares to Parent and Parent will have no obligation to pay the Share Termination Fee or any part thereof; provided, however, that if a Release Agreement has not been executed by any of the Sellers within thirty (30) days after the date this Agreement is terminated because such Seller has died or become incapacitated, such Seller or the guardian, estate, or authorized representatives of such Seller, as applicable, shall have an additional thirty (30) days to execute and deliver a Release Agreement before the release of all of the Escrow Shares to Parent.

(d) Any dispute related to the payment of the Share Termination Fee will be settled by binding arbitration in accordance with Section 8.4 hereof and the Escrow Agent will not release all or any portion of the Escrow Shares to the extent such Escrow Shares are disputed in good faith by any party hereto until such dispute is resolved pursuant to such arbitration, all as set forth in the Escrow Agreement.

Section 7.4 Treatment of Sirna Enabled Data upon Termination. Notwithstanding anything herein to the contrary, in the event that Parent terminates this Agreement pursuant to Section 7.1(b) due to a material, willful breach by the Company or willful actions by the Sellers that result in a material breach by the Company, Parent and the Company shall be co-owners of the Sirna Enabled Data and each may exploit, license, disclose and otherwise use the Sirna Enabled Data without the consent of the other.

Section 7.5 Competition Restrictions Upon Termination.

(a) In the event that (i) this Agreement is terminated for reasons other than by Parent pursuant to Section 7.1(b), (ii) there are no material breaches by any Seller under any Ancillary Agreement, and (iii) the Company has satisfied the condition set forth in Section 5.3(a), Parent, for a period of three (3) years from the date of termination of this Agreement, shall not, either directly or indirectly through a Subsidiary or any entity Parent controls, compete with the Company in the field of research, development, manufacture, license, sale, commercialization or distribution of products using RNA interference technology for the inhibition (but not promotion) of hair growth.

(b) In the event that (i) this Agreement is terminated other than by Parent pursuant to Section 7.1(b) due to a willful, material breach by the Company and (ii) at the time of such termination, there exists no willful, material breaches by any Seller under any Ancillary Agreement, then Parent, for a period of three (3) years from the date of termination of this Agreement, shall neither participate in any discussions or negotiations with Columbia University regarding the acquisition, license or other transfer of Columbia University’s intellectual property in the Field of Use, nor enter into any agreement regarding any such acquisition, license or transfer relating to the Field of Use.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule, the Exhibits hereto, and the agreements the form of which are provided in the Exhibits) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof (including all of the provisions of the Confidential Term Sheet for Proposed Transaction between Parent and the Company, dated as of August 19, 2004) and (b) shall not be assigned by operation of law or otherwise; provided, however, that Parent may assign any or all of its rights and obligations under this Agreement to any Affiliate of Parent or, after the Closing, to any person or entity in connection with any change of control, merger or acquisition of Parent or of a sale of all or substantially all of Parent’s assets, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations and any Seller may assign his or her rights to receive any payments hereunder.

Section 8.2 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 8.3 Notices. All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given, in the case of delivery in person, upon delivery, in the case of delivery by overnight courier, one (1) day after obtaining confirmation of delivery or that delivery was rejected or refused by the recipient, or, in the case of a facsimile, upon confirmation of receipt or, in the case of delivery by registered or certified mail, seven (7) days after mailing) by delivery in person, nationally recognized overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent:	Sirna Therapeutics, Inc.
2950 Wilderness Place
Boulder, CO 80301
Telecopier: (303) 449-6995
Attention: Vice President, Legal Affairs

with a copy to:	O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Telecopier: (650) 473-2601
Attention: Sam Zucker, Esq.

if to the Company, the Seller Agent or any Seller, as provided in Section 8.3 of the Company Disclosure Schedule or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.4 Arbitration. All claims, disputes and other matters in question arising out of, or relating to, this Agreement or the performance hereof shall be submitted to, and determined by, arbitration if good faith negotiations between the parties hereto, if any, does not resolve such claim, dispute or other matter. Such arbitration shall proceed in accordance with the then-current rules for arbitration established by Judicial Arbitration Mediation Services, Inc./ENDISPUTE (“JAMS”), unless the parties hereto mutually agree otherwise, and pursuant to the following procedures:

(a) Parent on the one hand and Sellers on the other hand shall each appoint an arbitrator from the JAMS panel of retired judges, and those party-appointed arbitrators shall appoint a third arbitrator from the JAMS panel of retired judges within ten (10) days. If the party-appointed arbitrators fail to appoint a third arbitrator within the ten (10) days, such third arbitrator shall be appointed by JAMS in accordance with its rules.

(b) Reasonable discovery shall be allowed in arbitration.

(c) All proceedings before the arbitrators shall be held in New York City, New York. The governing law shall be as specified in Section 8.5.

(d) The award rendered by the arbitrators shall be final and binding, and judgment may be entered in accordance with applicable Law and in any court having jurisdiction thereof.

(e) The award rendered by the arbitrators shall include (i) a provision that the prevailing party in such arbitration recover its costs relating to the arbitration and reasonable attorneys’ fees from the other party, (ii) the amount of such costs and fees, and (iii) an order that the losing party pay the fees and expenses of the arbitrators.

Notwithstanding the provisions of this Section 8.4, either party may seek injunctive or other equitable relief to maintain the status quo before any court of competent jurisdiction in connection with any claims, disputes and other matters in question arising out of, or relating to, this Agreement or the performance hereof, without breach of this Section 8.4 or abridgement of the powers of the arbitrators.

Section 8.5 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

Section 8.6 Right to Withhold; Offset. If any matter as to which Parent has asserted a claim hereunder is pending or unresolved at the time any Closing Shares or Contingent Shares are due from Parent to any Seller under this Agreement, Parent shall have the right to withhold from such payments otherwise due from Parent an amount equal, in the aggregate, to the amount of such asserted claim until such matters are resolved. Any dispute over the amount of such withheld portion will be settled by binding arbitration in accordance with Section 8.4 hereof, and the parties will use their best efforts to have the arbitrator determine the reasonableness of such withheld portion (but need not have the arbitrator determine that the final amount of any indemnity claims) no later than thirty (30) days following the date the applicable Shares would have been paid but for the withheld portion. Upon the resolution of any such claims of Parent pursuant to the provisions of this Agreement, the amount of Losses with respect to such claims to the extent resolved in Parent’s favor shall be retained by Parent pursuant to this Section 8.6 and any portion of such withheld amounts not so retained by Parent shall be delivered to the Seller Agent pursuant to this Agreement together with interest on such portion payable from the date such portion was withheld until paid at the rate of five percent (5%) per annum.

Section 8.7 Descriptive Headings; Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses, respectively, of this Agreement unless specified otherwise.

Section 8.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, nothing in this Agreement is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.9 Personal Liability. Except as expressly set forth herein with respect to the Sellers, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, stockholder, representative or investor of any party hereto.

Section 8.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to occurrence of Closing in accordance with its obligations hereunder, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, including specific performance to compel the occurrence of Closing.

Section 8.11 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same Agreement.

Section 8.12 Amendment. This Agreement (including the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

Section 8.13 Extension; Waiver. Each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by another party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed by such party; provided, however, the Seller Agent may execute such instrument on behalf of the Sellers. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.14 Tax Withholding. Notwithstanding any other provision in this Agreement, all amounts payable pursuant to the terms of this Agreement and the release of Closing Shares from applicable vesting restrictions shall be subject to applicable Tax withholding requirements. Each of Parent, the Acquired Corporation and the Company shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement any Taxes reasonably required to be deducted and withheld with respect to the making of such payments under the Internal Revenue Code or any other applicable provision of law and to collect Forms W-8 or W-9, as applicable, or similar information from the Sellers and any other recipients of payments hereunder. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the former stockholders with respect to whom such amounts were withheld.

ARTICLE IX

DEFINITIONS

For the purposes of this Agreement the term:

(a) “Acquired Corporation” shall mean the Company from and after the Closing Date.

(b) “Affiliate” means a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

(c) “Ancillary Agreements” means collectively, each of the Non-Competition Agreements, the Inventions Agreements, the Stock Restriction Agreements, the Christiano Consulting Agreement and the Carroll Employment Agreement.

(d) “Approvals” mean any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

(e) “Business” means business of the Company as currently being conducted by Company.

(f) “Business Day” means any day other than a day on which banks in the City of New York, New York are closed.

(g) “Capital Stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof.

(h) “Clinical IP” means (i) pre-clinical or clinical protocols and data resulting from or relating to pre-clinical or clinical trials incorporating any Company Product or component thereof, and (ii) all INDs, NDAs (including any NDA Submission Package) and other regulatory applications and approvals.

(i) “Columbia License Amount” means the portion of any up-front equity payment payable by the Company with respect to the Columbia License, as set forth on Schedule 4.25.

(j) “Company IP” means all Intellectual Property used or currently proposed to be used in the Business, including those embodied in the Company Products.

(k) “Company Products” means all products or services sold, distributed or otherwise disposed of by Company.

(l) “Company Registered IP” means United States and foreign: (i) Patent Rights, including applications therefore, (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks, (iii) copyright registrations and applications to register copyrights, (iv) registered mask works and applications to register mask works, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority at any time; owned by, filed in the name of, or applied for, Company.

(m) “Escrow Agent” means U.S. Bank National Association, a national banking association.

(n) “FDA” means the United States Food and Drug Administration and/or any other Governmental or Regulatory Authority which may regulate or control the sale of cosmetics and/or drugs, including, without limitation, any of the Company Products.

(o) “FDC Act” means the Federal Food, Drug and Cosmetic Act, as amended from time to time, and all regulations promulgated pursuant thereto.

(p) “Field of Use” means the research, development, manufacture, license, sale, commercialization or distribution of products using RNA interference technology for the promotion or inhibition of hair growth.

(q) “GLP Toxicology Studies” means the preclinical toxicology and biosafety studies of novel drugs and biologics in compliance with the then current Good Laboratory Practice Standards (“GLP”) promulgated or endorsed by the FDA in the United States (or in the case of foreign jurisdictions, comparable regulatory standards), as each may be amended from time to time.

(r) “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.

(s) “Income Tax” means any tax imposed on, or measured by income.

(t) “IND” means any Investigational New Drug Application relating to any of the Company Products and all associated documents to support such applications, as submitted to the FDA, or a similar application and supporting documents submitted to any other Governmental or Regulatory Authority.

(u) “Intellectual Property” means any or all of the following and all worldwide rights therein, arising therefrom, or associated therewith: (A) Patent Rights; (B) Know-How; (C) inventions (whether patentable or not), invention disclosures, improvements, customer lists and other trade secrets or proprietary information; (D) Clinical IP; (E) copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world; (F) computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (G) mask works and registrations and applications therefore; (H) industrial designs and any registrations and applications therefore throughout the world; (I) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world; (J) databases and data collections and all rights therein throughout the world; (K) processes, devices, prototypes, schematics, test methodologies, and development tools; (L) any similar, corresponding or equivalent rights to any of the foregoing and (M) documentation related to any of the foregoing.

(v) “Knowledge” or “known” means, with respect to any matter in question, the actual knowledge of such matter of any employee, director, officer or Seller or any director or executive officer of the Company or Parent, as the case may be. Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such individual has actual knowledge of such fact, circumstance, event or other matter; (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such person or (iii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company (in the case of knowledge of the Company) or Parent (in the case of knowledge of Parent) that would reasonably be expected to be reviewed by a Person who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.

(w) “Know-How” means all technology, engineering data, protocol, processes, trade secrets, technical data, manufacturing information, pre-clinical and clinical data and any other information or experience (other than as disclosed in the Patent Rights) that Company owns or has the right to license that is used in the Business, as well as any direct improvements or modifications thereto (other than disclosed in the Patent Rights) developed by or for Company.

(x) “Law” or “Laws” mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental or Regulatory Authority.

(y) “Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, license, adverse claim of title, ownership or right to use, deed of trust, mortgage, title retention device, collateral assignment, claim, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and disclosed in the Company Disclosure Schedule; (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws; (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

(z) “Loss” means any action, cost, damage, disbursement, expense, Tax, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person; provided, however, that “Loss” shall not include special or consequential damages.

(aa) “Material Adverse Effect” means, any circumstance involving, change in or effect on (or any circumstance, change or effect involving a prospective change in or effect on) the Company or Parent (as the case may be) (A) that is, or is reasonably likely in the future to be, materially adverse to the operations, tangible or intangible assets, liabilities (including contingent liabilities), earnings, other results of operations, the condition (financial or otherwise) of the Company or Parent (as the case may be), or prospects for the Company or Parent (as the case may be) or (B) that would reasonably be expected to prevent or materially delay or impair the ability of the Company or Parent (as the case may be) to consummate the transactions contemplated by this Agreement

(bb) “NDA” means any New Drug Application relating to any of the Products and all associated documents to support such applications, as submitted to the FDA, or a similar application and supporting documents submitted to any other Governmental or Regulatory Authority.

(cc) “NDA Submission Package” means all pre-clinical, laboratory, clinical, biocompatibility and other testing data; labeling; processing; material and packaging specifications; and supplements or amendments to any of the foregoing; and all other information used by Company for submitting, obtaining and maintaining approval of an NDA in accordance with the requirements of the FDC Act.

(dd) “Net Sales” means the total of the gross revenue received by Parent, Acquired Corporation or any of their Affiliates for the sale, transfer, lease, exchange or other disposition or provision of the Products by any of such entities, less the following deductions (to the extent included in and not already deducted from the gross revenue): cash, trade or quantity discounts actually granted to customers; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting value added taxes or income taxes); royalties and other payments due to third party licensors; transportation charges, including insurance costs to the extent actually paid by the Company; and allowances or credits to customers because of rejections or returns.

(ee) “Patent Rights” means all United States and foreign patents and applications therefore and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations, continuing prosecution applications and continuations-in-part thereof.

(ff) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental or Regulatory Authority.

(gg) “Phase II Trial” means a phase II clinical trial conducted in compliance with the then current regulations or standards promulgated or endorsed by the FDA in the United

States (or in the case of foreign jurisdictions, comparable regulatory standards), as each may be amended from time to time.

(hh) “Phase III Trial” means a phase III clinical trial conducted in compliance with the then current regulations or standards promulgated or endorsed by the FDA in the United States (or in the case of foreign jurisdictions, comparable regulatory standards), as each may be amended from time to time.

(ii) “Product” means an RNAi-based product intended for use in the Field of Use, developed pursuant to rights granted to Parent under the Columbia License or directly resulting from the collaboration between Parent, any entity that acquires Parent, any of their Affiliates acting on their behalf or under their actual control, or entities they control and any of the Sellers.

(jj) “Qualifying Request” means a request by the Seller Agent for the registration of Net Sales Earnout Shares with an estimated offering price in excess of $200,000.

(kk) “Research Plan” means the research plan for the In Vivo Efficacy Study attached hereto as Exhibit Q, as such may be amended from time to time upon mutual written agreement by Parent and Company.

(ll) “Sirna Enabled Data” means any and all data and results arising out of, in connection with, or as a result of the In Vivo Efficacy Study or arising out of the research, development or other activities of the Company at the Lab, to the extent funded by Parent including, pursuant to the Research Loan, or using the Materials.

(mm) “Standard SAB Agreement” means Parent’s standard scientific advisory board agreement, the form of which is attached hereto as Exhibit R.

(nn) “Subsidiary” or “Subsidiaries” of the Company, Parent, the Acquired Corporation or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Acquired Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. For the avoidance of doubt, Subsidiaries will be deemed “Affiliates under actual control.”

(oo) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority and any attorney and accounting fees incurred in defending any claim with respect thereto.

(pp) “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

(qq) “Transaction Consideration” means, collectively, the Closing Shares, the Contingent Shares, the Contingent Payments, the Net Sales Earnout Shares and the Net Sales Earnout Payments.

(rr) “Unreimbursed Losses” means any Losses that would be indemnifiable under Section 6.1(a) or Section 6.1(b), but for the 20% cap or that would be indemnifiable under Section 6.1Section 6.1(c), but for the 100% cap, in either case, for which Parent has not been indemnified.

(ss) “Valid Claim” means (a) an issued claim of an issued patent, which has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and/or (iv) been abandoned; or (b) a claim included in a pending patent application that is being actively prosecuted and which has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable government authority (and from which no appeal is or can be taken), and/or (iv) abandoned.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SELLERS:		SIRNA THERAPEUTICS, INC.

Signature:	/s/ Joseph Carroll	By:	/s/ Howard Robin
	Joseph Carroll	Name: Title:	Howard W. Robin President & CEO

SKINETICS BIOSCIENCES, INC.

Signature:	/s/ Angela Christiano	By:	/s/ David Shaw
	Angela Christiano		Name: David Shaw Title: CEO

SELLER AGENT

Signature:	/s/ Colin Jahoda	By:	/s/ David Shaw
	Colin Jahoda		David Shaw

Signature:	/s/ David Shaw
David Shaw